Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210691

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 6, 2017

Prospectus Supplement

(To Prospectus dated April 11, 2016)

            Shares

    % Series B Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

We are offering                  shares of our     % Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as the series B preferred stock. We will pay cumulative dividends on the series B preferred stock from the date of original issue at a rate of     % per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $        per share). Dividends on the series B preferred stock will be payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning on or about March 30, 2018. The series B preferred stock will rank senior to our common stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up.

Generally, we are not allowed to redeem the series B preferred stock prior to November     , 2022 except in limited circumstances to preserve our status as a real estate investment trust, or REIT, and pursuant to the special optional redemption provision described below. On or after November     , 2022 we may, at our option, redeem the series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series B preferred stock up to, but not including, the redemption date. In addition, upon the occurrence of a change of control, as a result of which neither our common stock, par value $0.01 per share, nor the common equity securities of the acquiring or surviving entity (or American Depositary Receipts, or ADRs, representing such securities) is listed on the New York Stock Exchange, or NYSE, the NYSE American, LLC, or the NYSE AMER, or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the series B preferred stock, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If we exercise any of our redemption rights relating to the series B preferred stock, the holders of series B preferred stock will not have the conversion right described below. The series B preferred stock has no stated maturity and is not subject to mandatory redemption at the option of the holder or any sinking fund. Holders of shares of the series B preferred stock will generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances.

Upon the occurrence of a change of control, as a result of which neither our common stock nor the common securities of the acquiring or surviving entity (or ADRs representing such securities) is listed on the NYSE, the NYSE AMER or NASDAQ or listed or quoted on a successor exchange or quotation system, each holder of series B preferred stock will have the right (unless, prior to the Change of Control Conversion Date (as defined herein), we have provided or provide notice of our election to redeem the series B preferred stock) to convert some or all of the series B preferred stock held by it into a number of shares of our common stock per share of series B preferred stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series B preferred stock dividend payment and prior to the corresponding series B preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

•	, or the Share Cap, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

We are organized and conduct our operations to qualify as a REIT for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our capital stock, including an ownership limit of 9.8% of the outstanding shares of our series B preferred stock.

No market currently exists for the series B preferred stock. We intend to file an application to list the series B preferred stock on the NYSE under the symbol “REXR Pr B”. If the application is approved, trading of the series B preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the series B preferred stock.

Investing in the series B preferred stock involves a high degree of risk. Before buying any series B preferred stock, you should carefully read the discussion of material risks of investing in the series B preferred stock under “Risk Factors” beginning on page S-7 of this prospectus supplement and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

	Per Share	Total
Public offering price (1)	$	$
Underwriting discount (2)	$	$
Proceeds, before expenses, to us (3)	$	$

(1)	Plus accrued dividends, if any, from the original date of issue.
(2)	We refer you to “Underwriting” beginning on page S-33 of this prospectus supplement for additional information regarding underwriting compensation.
(3)	Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional                  shares of the series B preferred stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of the series B preferred stock will be ready for delivery on or about                 , 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley

The date of this prospectus supplement is                 , 2017

Prospectus Supplement

Prospectus

S-i

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus in making a decision about whether to invest in the series B preferred stock. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to, changes and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference herein or therein, the information in this prospectus supplement will supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission that adds to, updates or changes information contained in an earlier filing we made with the Securities and Exchange Commission shall be deemed to modify and supersede such information in the earlier filing.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and “Where You Can Find More Information; Incorporation by Reference” in the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to “we,” “our,” “us” and “our company” refer to Rexford Industrial Realty, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Rexford Industrial Realty, L.P., a Maryland limited partnership of which we are the sole general partner and to which we refer in this prospectus supplement as our “operating partnership.”

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents that we incorporate by reference into each contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). Also, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements. In particular, statements relating to our liquidity and capital resources, portfolio performance and results of operations contain forward-looking statements. Furthermore, all of the statements regarding future financial or operating performance or expectations (including anticipated funds from operations, or FFO), or anticipated market conditions and demographics are forward-looking statements. We are including this cautionary statement to make applicable, and take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any such forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in each are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

Some of the risks and uncertainties that may cause our actual results, performance, liquidity or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	the competitive environment in which we operate;

•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;

•	decreased rental rates or increasing vacancy rates;

•	potential defaults on or non-renewal of leases by tenants;

•	potential bankruptcy or insolvency of tenants;

•	acquisition risks, including failure of such acquisitions to perform in accordance with expectations;

•	the timing of acquisitions and dispositions;

•	potential natural disasters such as earthquakes, wildfires or floods;

•	the consequence of any future security alerts and/or terrorist attacks;

•	national, international, regional and local economic conditions;

•	the general level of interest rates;

S-iv

•	potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or REIT tax laws, and potential increases in real property tax rates;

•	financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;

•	lack of or insufficient amounts of insurance;

•	our failure to complete acquisitions;

•	our failure to successfully integrate acquired properties;

•	our ability to maintain our qualification as a REIT;

•	our ability to maintain our current investment grade rating by Fitch;

•	litigation, including costs associated with prosecuting or defending pending or threatened claims and any adverse outcomes; and

•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance, liquidity or transactions, see the section entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K, as updated by our subsequent filings with the Securities and Exchange Commission and incorporated by reference herein.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our series B preferred stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read “Risk Factors” for more information about important risks that you should consider before investing in our series B preferred stock.

Rexford Industrial Realty, Inc.

We are a self-administered and self-managed full-service REIT focused on owning, operating and acquiring industrial properties in Southern California infill markets. Our goal is to generate attractive risk-adjusted returns for our stockholders by providing superior access to industrial property investments in Southern California infill markets.

We completed our initial public offering, or IPO, in July 2013. As of the date of this prospectus supplement, our consolidated portfolio consists of 146 properties with approximately 17.9 million rentable square feet. As of the date of this prospectus supplement, we also manage an additional 19 properties with approximately 1.2 million rentable square feet.

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2013. We believe that we have been organized and have operated in a manner that has allowed us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue to be organized and to operate in such a manner. We conduct substantially all of our business through our operating partnership, of which we are the sole general partner.

Corporate Information

Our principal executive offices are located at 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025. Our telephone number is 310-966-1680. Our website address is www.rexfordindustrial.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

S-vi

THE OFFERING

The offering terms are summarized below solely for your convenience. For a more complete description of the terms of the series B preferred stock, see “Description of the Series B Preferred Stock” in this prospectus supplement and “Description of Preferred Stock” in the accompanying prospectus.

Issuer	Rexford Industrial Realty, Inc., a Maryland corporation.

Securities offered	shares of our % series B cumulative redeemable preferred stock (plus up to an additional shares if the underwriters’ over-allotment option is exercised in full). We reserve the right to reopen this series and issue additional shares of series B preferred stock either through public or private sales at any time and from time to time.

Ranking

The series B preferred stock will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

•       senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the series B preferred stock;

•       on parity with our 5.875% series A cumulative redeemable preferred stock, or our series A preferred stock, and with any future class or series of our capital stock expressly designated as ranking on parity with the series B preferred stock; and

•       junior to any other class or series of our capital stock expressly designated as ranking senior to the series B preferred stock, none of which exists on the date hereof.

The term “capital stock” includes our stock of any class or series but does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the series B preferred stock. The series B preferred stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends	Holders of shares of the series B preferred stock will be entitled to receive cumulative cash dividends on the series B preferred stock when, as and if authorized by our board of directors from, and including, the date of original issue, payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning on or about March 30, 2018, at the rate of % per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $ per share). The first dividend payable on the series B preferred stock, which is scheduled to be paid on or about March 30, 2018, will be a pro rata dividend from, and including, the original issue date to and including March 31, 2018 in the amount of $ per share. Dividends on the series B preferred stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized or declared.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of shares of the series B preferred stock will have the right to receive $25.00 per share of the series B preferred stock, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment, before any distribution or payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the series B preferred stock with respect to the distribution of assets in the event of our liquidation, dissolution or winding up. We may only issue equity securities ranking senior to the series B preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution and winding up if we obtain the affirmative vote of the holders of at least two-thirds of the then outstanding shares of series B preferred stock and each other class or series of preferred stock ranking on parity with the series B preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up upon which like voting rights have been conferred, including our series A preferred stock, voting together as a single class. The rights of holders of shares of the series B preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our capital stock ranking on parity with the series B preferred stock as to liquidation, dissolution or winding up and junior to the rights of any class or series of our capital stock expressly designated as ranking senior to the series B preferred stock.

Optional Redemption	We may not redeem the series B preferred stock prior to November , 2022, except in limited circumstances to preserve our status as a REIT, as described in “Description of the Series B Preferred Stock—Optional Redemption” in this prospectus supplement and pursuant to the special optional redemption provision described below. On and after November , 2022 the series B preferred stock will be redeemable at our option, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to, but not including, the redemption date. Any partial redemption will be on a pro rata basis or by lot.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the series B preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we exercise any of our redemption rights relating to the series B preferred stock (whether our optional redemption right or our special optional redemption right), the holders of series B preferred stock will not have the conversion right described below with respect to the shares called for redemption.

A “Change of Control” is when, after the original issuance of the series B preferred stock, each of the following have occurred and are continuing:

•       the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•       following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity (or if, in connection with such transaction shares of our common stock are converted into or exchanged for (in whole or in part) common equity securities of another entity, such other entity) has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE AMER or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of series B preferred stock will have the right (unless, on or prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series B preferred stock) to convert some or all of the series B preferred stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of series B preferred stock to be converted equal to the lesser of:

•       the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series B preferred stock dividend payment and prior to the corresponding series B preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•                  (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus supplement.

If, on or prior to the Change of Control Conversion Date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of series B preferred stock will not have any right to convert the shares of series B preferred stock selected for redemption in connection with the Change of Control Conversion Right and any shares of series B preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

For definitions of “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Stock Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of the Series B Preferred Stock—Conversion Rights.”

Except as provided above in connection with a Change of Control, the series B preferred stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption	The series B preferred stock has no stated maturity date and is not subject to mandatory redemption at the option of the holder or any sinking fund. We are not required to set aside funds to redeem the series B preferred stock. Accordingly, the series B preferred stock will remain outstanding indefinitely unless we decide to redeem the shares at our option or, under limited circumstances where the holders of the series B preferred stock have a conversion right, such holders decide to convert the series B preferred stock into our common stock.

Limited Voting Rights	Holders of shares of the series B preferred stock will generally have no voting rights. However, if we are in arrears on dividends on the series B preferred stock for six or more quarterly periods, whether or not consecutive, holders of shares of the series B preferred stock and the holders of preferred stock of all other classes and series ranking on parity with the series B preferred stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, and upon which like voting rights have been conferred and are exercisable, including our series A preferred stock, which we refer to as our parity preferred stock, and with which the holders of series B preferred stock and all classes and series of parity preferred stock are entitled to vote together as a single class will be entitled to vote (together as a single class) at a special meeting called upon the written request of the holders of at least 10% of such stock or at our next annual meeting, and each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our board of directors until all unpaid dividends with respect to the series B preferred stock for all past dividend periods have been paid. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the series B preferred stock and any other class or series of parity preferred stock with which the holders of series B preferred stock are entitled to vote together as a single class, including our series A preferred stock (voting together as a single class), is required for us to authorize or issue any class or series of stock ranking senior to the series B preferred stock or to amend any provision of our charter so as to materially and adversely affect the terms of the series B preferred stock. If the proposed charter amendments would materially and adversely affect the rights, preferences, privileges or voting powers of the series B preferred stock disproportionately relative to any other classes or series of parity preferred stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the series B preferred stock, voting as a separate class, is also required.

Listing	We intend to file an application to list the series B preferred stock on the NYSE under the symbol “REXR Pr B”. We will use commercially reasonable efforts to have the listing application for the series B preferred stock approved. If the application is approved, trading of the series B preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the series B preferred stock. The underwriters have advised us that they intend to make a market in the series B preferred stock prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and we cannot assure you that a market for the series B preferred stock will develop or be maintained prior or subsequent to commencement of trading on the NYSE.

Restrictions on Ownership and Transfer	For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the transfer of our capital stock, which includes the series B preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of any taxable year. In order to assist us in meeting these requirements, no person or entity may own, or be deemed to own by virtue of the constructive ownership rules of the Code, subject to limited exceptions, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of the series B preferred stock or more than 9.8% in value of our outstanding capital stock.

Use of Proceeds	We expect that the net proceeds from the series B preferred stock offering will be approximately $ million (or approximately $ million if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discount and our estimated expenses. We will contribute the net proceeds from this offering to our operating partnership in exchange for series B preferred units, the economic terms of which are substantially similar to the series B preferred stock. Our operating partnership intends to subsequently use the net proceeds from this offering to fund future acquisitions, repay amounts outstanding from time to time under our revolving credit facility or other debt financing obligations, fund our development or redevelopment activities and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Other Relationships	As described in “Use of Proceeds,” we may use a portion of the net proceeds from this offering to reduce amounts outstanding under our unsecured revolving credit facility. Affiliates of certain of the underwriters are lenders under our unsecured revolving credit facility and will receive a pro rata portion of the net proceeds from this offering to the extent that we use any such proceeds to reduce the outstanding balance under such facility. See “Underwriting” in this prospectus supplement.

Transfer Agent	The transfer agent and registrar for our preferred stock is American Stock Transfer & Trust Company, LLC.

Settlement Date	Delivery of the shares of series B preferred stock will be made against payment therefor on or about November , 2017, which is the fifth business day following the pricing of this offering.

Risk Factors	An investment in the series B preferred stock involves various risks, and before making a decision to invest in the series B preferred stock, prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

RISK FACTORS

Investing in the series B preferred stock involves a high degree of risk. In addition to the other information in this prospectus supplement, you should carefully consider the following risks, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to our series B preferred stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in our series B preferred stock. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Properties and Our Business

As of September 30, 2017, we had approximately $667 million of consolidated indebtedness outstanding, which is senior to the series B preferred stock, which may expose us to interest rate fluctuations, and our debt service obligations with respect to such indebtedness will reduce cash available for distribution, including cash available to pay dividends on our series B preferred stock, and expose us to the risk of default under our debt obligations.

Our total consolidated indebtedness, which is senior to the series B preferred stock, as of September 30, 2017, was approximately $667 million; including $225 million in principal amount under our senior guaranteed notes, $325 million in principal amount under our unsecured term loan facilities, $50 million in principal amount under our unsecured revolving credit facility and approximately $67 million in principal amount of mortgage debt. In addition, as of September 30, 2017, approximately $225 million of our outstanding long-term debt is exposed to fluctuations in short-term interest rates. We have entered into two interest rate swaps that will effectively fix $125 million of this debt at 1.349% plus an applicable LIBOR margin from February 14, 2018 to January 14, 2022 and $100 million of this debt at 1.406% plus an applicable LIBOR margin from August 14, 2018 to January 14, 2022. We may incur significant additional debt to finance future acquisition and development activities.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the current level of dividends on our common stock or necessary to maintain our REIT qualification, or to pay dividends on the series B preferred stock. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a significant portion of our debt bears interest at variable rates, increases in interest rates could increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations and in some cases commence foreclosure proceedings on one or more of our properties; and

•	our default under any loan could result in a default on other indebtedness with cross default provisions.

If any one of these events were to occur, our financial condition, results of operations, cash flows and our ability to make distributions on, and the per share trading price of, our series B preferred stock could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Risks Related to this Offering

The series B preferred stock is a new issuance, with no stated maturity date and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares.

The shares of series B preferred stock are a new issue of securities with no established trading market. In addition, because the series B preferred stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We intend to file an application to list the series B preferred stock on the NYSE under the symbol “REXR Pr B” but there can be no assurance that the NYSE will approve the series B preferred stock for listing. Even if the NYSE approves our application, however, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of series B preferred stock will be limited.

We have been advised by the underwriters that they intend to make a market in the shares of the series B preferred stock prior to the commencement of trading on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our series B preferred stock has not been rated and is subordinated to our existing and future debt.

Our series B preferred stock has not been rated by any nationally recognized statistical rating organization, which may negatively affect its market value and your ability to sell it. It is possible that one or more rating agencies might independently determine to issue such a rating or that such a rating, if issued, could adversely affect the market price of our series B preferred stock. In addition, we may elect in the future to obtain a rating of our series B preferred stock, which could adversely impact its market price. Ratings only reflect the views of the rating agency or agencies issuing the ratings and they could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our series B preferred stock.

Market interest rates and other factors may affect the value of the series B preferred stock and our common stock.

One of the factors that will influence the prices of the series B preferred stock and our common stock will be the dividend yield on the series B preferred stock and our common stock relative to market interest rates. An increase in market interest rates could cause the market prices of the series B preferred stock and our common stock to go down. The trading prices of the shares of the series B preferred stock and our common stock will also depend on many other factors, which may change from time to time, including:

•	the market for similar securities;

•	government action or regulation;

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus supplement, including the risks incorporated by reference herein from our most recent Annual Report on Form 10-K;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet earnings estimates;

•	failure to maintain our qualification as a REIT or the failure of any REIT that we form or acquire to qualify and/or maintain its qualification as a REIT;

•	changes in our credit ratings;

•	litigation or threatened litigation, which may divert our management’s time and attention, require us to pay damages and expenses or restrict the operation of our business;

•	general market and economic conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

As a result of these and other factors, investors who purchase the series B preferred stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the series B preferred stock, including decreases unrelated to our operating performance or prospects. Likewise, in the event that the series B preferred stock becomes convertible upon a Change of Control and is converted into our common stock, holders of our common stock issued on conversion may experience a similar decrease, which also could be substantial and rapid, in the market price of our common stock.

Our unsecured revolving credit facility, unsecured term loan facilities and senior notes may limit our ability to pay distributions to holders of the series B preferred stock.

Our unsecured revolving credit facility, unsecured term loan facilities and senior notes prohibit us from making distributions to our stockholders, or redeeming or otherwise repurchasing shares of our capital stock, including the series B preferred stock, after the occurrence and during the continuance of an event of default, except in limited circumstances as necessary to enable us to maintain our qualification as a REIT. Consequently, after the occurrence and during the continuance of an event of default under our unsecured revolving credit facility, unsecured term loan facilities or senior notes, we may not be able to pay all or a portion of the dividends payable to the holders or make redemptions or repurchases of series B preferred stock.

In addition, in the event of a default under our unsecured revolving credit facility, unsecured term loan facilities or senior notes, we would be unable to borrow under such facilities and any amounts we have borrowed thereunder could become immediately due and payable. The agreements governing our future debt instruments may also include restrictions on our ability to pay dividends to holders or make redemptions or repurchase of the series B preferred stock.

Shares of the series B preferred stock are subordinated to existing and future debt and your interests could be diluted by the issuance of additional preferred stock, including additional shares of the series B preferred stock, and by other transactions.

Payment of accrued dividends on the series B preferred stock will be subordinated to all of our existing and future debt and will be structurally subordinated to the obligations of our subsidiaries. In addition, we may issue additional shares of series B preferred stock or shares of another class or series of preferred stock ranking on parity with (or, upon the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of series B preferred stock and each other class or series of parity preferred stock with which the holders of series B preferred stock are entitled to vote together as a single class, voting together as a single class, senior to) the series B preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. Other than the conversion right afforded to holders of series B preferred stock upon the occurrence of a Change of Control as described under “Description of the Series B Preferred Stock—Conversion Rights” and other than the limited voting rights as described under “Description of the Series B Preferred Stock—Limited Voting Rights” below, none of the provisions relating to the series B preferred stock relate to or limit our indebtedness or afford the holders of the series B preferred stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the series B preferred stock. These factors may affect the trading price of the series B preferred stock.

As a holder of series B preferred stock you have extremely limited voting rights.

Your voting rights as a holder of series B preferred stock will be limited. Shares of our common stock are currently the only class of our securities carrying full voting rights. Voting rights for holders of series B preferred stock exist primarily with respect to voting on amendments to our charter, including the articles supplementary setting forth the terms of the series B preferred stock (in some cases, voting together with the holders of other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable), that materially and adversely affect the rights of the series B preferred stock or create additional classes or series of preferred stock that are senior to the series B preferred stock and the ability to elect (voting together as a single class with all classes and series of parity preferred stock upon which like voting rights have been conferred and are exercisable) two additional directors to our board of directors in the event that six quarterly dividends (whether or not consecutive) payable on the series B preferred stock are in arrears. See “Description of the Series B Preferred Stock—Limited Voting Rights.”

The Change of Control conversion feature may not adequately compensate you and may make it more difficult for a party to take over our company or discourage a party from taking over our company.

Upon the occurrence of a Change of Control, holders of the series B preferred stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series B preferred stock) to convert some or all of their series B preferred stock into shares of our common stock (or equivalent value of alternative consideration). See “Description of the Series B Preferred Stock—Conversion Rights.” Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of shares of series B preferred stock converted. If the Common Stock Price is less than $          (which is approximately 50% of the per-share closing sale price of our common stock reported on the NYSE on November     , 2017), subject to adjustment, the holders will receive a maximum number of shares of our common stock per share of series B preferred stock, which may result in a holder receiving a value that is less than the liquidation preference of the series B preferred stock. In addition, the Change of Control conversion feature of the series B preferred stock may have the effect of discouraging a third party from making an acquisition proposal for our company or of delaying, deferring or preventing certain change of control transactions of our company under circumstances that otherwise could provide the holders of our common stock and series B preferred stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

The articles supplementary setting forth the terms of the series B preferred stock will contain restrictions upon ownership and transfer of the series B preferred stock.

The articles supplementary setting forth the terms of the series B preferred stock will contain restrictions on ownership and transfer of the series B preferred stock intended to assist us in maintaining our status as a REIT for United States federal income tax purposes. For example, the terms of the series B preferred stock and our charter will restrict any person from acquiring beneficial or constructive ownership of more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our series B preferred stock or our common stock or 9.8% (by value) of our outstanding capital stock. See “Description of the Series B Preferred Stock—Restrictions on Ownership and Transfer” in this prospectus supplement and “Restrictions on Ownership and Transfer” in the accompanying prospectus. You should consider these ownership limitations prior to your purchase of the series B preferred stock. In addition, the articles supplementary will provide that no holder of series B preferred stock will be entitled to convert such stock into our common stock to the extent that receipt of our common stock would cause the holder to exceed the ownership limitations contained in our charter, which may limit your ability to convert the series B preferred stock into our common stock upon a Change of Control. These ownership restrictions could also have anti-takeover effects and could reduce the possibility that a third party will attempt to acquire control of the company, which could adversely affect the market price of the series B preferred stock.

If our common stock is delisted, your ability to transfer or sell your shares of the series B preferred stock may be limited and the market value of the series B preferred stock will be materially adversely affected.

Other than in connection with certain change of control transactions, the series B preferred stock does not contain provisions that protect you if our common stock is delisted. Since the series B preferred stock has no stated maturity date, you may be forced to hold your shares of the series B preferred stock and receive stated dividends on the stock when, as and if authorized by our board of directors and declared by us with no assurance as to ever receiving the liquidation preference. In addition, if our common stock is delisted, it is likely that the series B preferred stock will be delisted as well. Accordingly, if our common stock is delisted, your ability to transfer or sell your shares of the series B preferred stock may be limited and the market value of the series B preferred stock will be materially adversely affected.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on the series B preferred stock is limited by the laws of Maryland. Under applicable Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution on the series B preferred stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of preferred stock then outstanding, if any, with preferences senior to those of the series B preferred stock.

Dividends on the series B preferred stock do not qualify for the reduced tax rates available for some dividends.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, including the dividends on our series B preferred stock, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income. Although these rules do not adversely affect our taxation or the dividends payable by us, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive an investment in us to be relatively less attractive than an investment in the stock of a non-REIT corporation that pays dividends, which could materially and adversely affect the value of the shares of, and per share trading price of, our capital stock, including the series B preferred stock.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $         (or approximately $        if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and other estimated offering expenses payable by us. We will contribute the net proceeds that we receive to the operating partnership in exchange for series B preferred units (as defined herein) in the operating partnership, the economic terms of which will be substantially similar to the series B preferred stock. Our operating partnership intends to use the net proceeds from this offering to fund future acquisitions, repay amounts outstanding from time to time under our revolving credit facility or other debt financing obligations, fund our development or redevelopment activities and for general corporate purposes.

The revolving credit facility has a maturity date of February 12, 2021 and bears interest at a rate per annum equal to LIBOR plus 110 to 150 basis points, depending on the operating partnership’s leverage ratio. As of September 30, 2017, $50.0 million of the revolving credit facility was drawn and the revolving credit facility bore interest at an effective rate per annum of 2.332%.

Pending application of cash proceeds, our operating partnership will invest the net proceeds from this offering in interest-bearing accounts and short-term, interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and preferred dividends for the periods indicated are as follows:

	Rexford Industrial Realty, Inc.				Rexford Industrial Realty, Inc. Predecessor (1)
	Nine Months Ended September 30, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Period from July 24, 2013 to December 31, 2013	Period from January 1, 2013 to July 23, 2013	Year Ended December 31, 2012
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.12	2.41	1.12	1.08	0.38	0.23	0.50

(1)	Rexford Industrial Realty, Inc. Predecessor is the predecessor of our company prior to our initial public offering and consists of Rexford Industrial, LLC, Rexford Sponsor V, LLC and Rexford Industrial Fund V REIT, LLC and their consolidated subsidiaries, which consist of Rexford Industrial Fund I, LLC, Rexford Industrial Fund II, LLC, Rexford Industrial Fund III, LLC, Rexford Industrial Fund IV, LLC and Rexford Industrial Fund V, LP.

Our ratios of earnings to fixed charges were computed by dividing earnings by fixed charges for Rexford Industrial Realty, Inc. and our majority owned subsidiaries or Rexford Industrial Realty, Inc. Predecessor, as applicable, for the periods indicated above. For this purpose, “earnings” consist of income or loss from continuing operations before equity in income from unconsolidated real estate entities, plus fixed charges, amortization of capitalized interest and distributed income of equity investees, less capitalized interest and preferred stock dividends. “Fixed charges” consist of interest expense, capitalized interest and rental expense at computed interest factor (the amounts of which represent those portions of rent expense (one-third) that are reasonable approximations of interest costs). “Preferred stock dividends” consist of the amount of pre-tax earnings required to pay dividends on Rexford Industrial Realty, Inc.’s series A preferred stock.

The computation of ratio of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges on the basis of our historical financial statements by approximately $1,102,000 for the period from July 24, 2013 to December 31, 2013, and Rexford Industrial Realty, Inc. Predecessor’s historical financial statements by approximately $7,279,000 for the period from January 1, 2013 to July 23, 2013, and $8,436,000 for the year ended December 31, 2012.

DESCRIPTION OF THE SERIES B PREFERRED STOCK

The following summary of the material terms and provisions of the series B preferred stock of Rexford Industrial Realty, Inc. does not purport to be complete and is qualified in its entirety by reference to the articles supplementary setting forth the terms of the series B preferred stock, our charter and our bylaws, each of which is available from us and is or will be filed with the SEC. This description of the particular terms of the series B preferred stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus.

General

Our board of directors and a duly authorized committee of our board of directors classified                  shares of the company’s authorized but unissued preferred stock as, and approved articles supplementary setting forth the terms of, a series of the company’s preferred stock, designated as the     % Series B Cumulative Redeemable Preferred Stock, or the series B preferred stock. Before the issuance of any shares of series B preferred stock, we will execute and file such articles supplementary with the State Department of Assessments and Taxation of Maryland. We will also amend and restate the partnership agreement of our operating partnership to designate and set forth the terms of the     % Series B Cumulative Redeemable Preferred Units of partnership interest in our operating partnership, or series B preferred units, which will have rights as to distributions and in connection with the liquidation, dissolution and winding up of our operating partnership substantially similar to those of the series B preferred stock and which will be automatically redeemable by our operating partnership for cash or other consideration, and automatically convertible into common units of partnership interest in our operating partnership, at the same time and for the same consideration as shares of our series B preferred stock are redeemed or converted. When issued in accordance with this prospectus supplement and the accompanying prospectus, the series B preferred stock will be validly issued, fully paid and nonassessable. Our board of directors may authorize the classification, issuance and sale of additional shares of series B preferred stock from time to time.

In connection with this offering, we, in accordance with the terms of the partnership agreement of our operating partnership, will contribute or otherwise transfer the net proceeds of the sale of the series B preferred stock to our operating partnership, and our operating partnership will issue to us series B preferred units. Our operating partnership will be required to make all required distributions on the series B preferred units after any distribution of cash or assets to the holders of preferred units ranking senior to the series B preferred units as to distributions that we may issue and prior to any distribution of cash or assets to the holders of common partnership units or to the holders of any other equity interest of our operating partnership, except for any other series of preferred units ranking on a parity with the series B preferred units as to distributions and liquidation (including our operating partnership’s 5.875% Series A Cumulative Redeemable Preferred Units, or the series A preferred units); provided however, that our operating partnership may make such distributions as are necessary to enable us to maintain our qualification as a REIT.

We intend to file an application to list the series B preferred stock on the NYSE under the symbol “REXR Pr B”. We will use commercially reasonable efforts to have the listing application for the series B preferred stock approved. If the application is approved, trading of the series B preferred stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the series B preferred stock. See “Underwriting” in this prospectus supplement.

Ranking

The series B preferred stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to the series B preferred stock;

•	on parity with our series A preferred stock and with any class or series of our capital stock expressly designated as ranking on parity with the series B preferred stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the series B preferred stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the series B preferred stock. The series B preferred stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the series B preferred stock with respect to dividend rights, holders of shares of the series B preferred stock are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of     % per annum of the $25.00 liquidation preference per share of the series B preferred stock (equivalent to the fixed annual amount of $        per share of the series B preferred stock).

Dividends on the series B preferred stock will accrue and be cumulative from and including the date of original issue of any such shares and will be payable to holders quarterly in arrears on or about the last day of March, June, September and December of each year or, if such day is not a business day, on either the immediately preceding business day or next succeeding business day at our option, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term “business day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

The amount of any dividend payable on the series B preferred stock for any period greater or less than a full dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any shares of series B preferred stock shall be redeemed). Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by our board of directors as the record date for the payment of dividends that is not more than 35 and not fewer than 10 days prior to the scheduled dividend payment date.

The first dividend on the series B preferred stock is scheduled to be paid on or about March 30, 2018 and will be a pro rata dividend from and including the original issue date to and including March 31, 2018 in the amount of $        per share.

Dividends on the series B preferred stock will accrue whether or not:

•	we have earnings;

•	there are funds legally available for the payment of those dividends; or

•	those dividends are authorized or declared.

Except as described in the next two paragraphs, unless full cumulative dividends on the series B preferred stock for all past dividend periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•

declare and pay or declare and set aside for payment any dividends, and we will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on parity with or junior to the series B preferred stock, for any period; or

•	except as described below, redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to dividends and upon liquidation, on parity with or junior to the series B preferred stock.

The foregoing sentence, however, will not prohibit:

•	dividends payable solely in common stock or any other class or series of capital stock ranking junior to the series B preferred stock;

•	the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the series B preferred stock;

•	our purchase of shares of series B preferred stock, preferred stock ranking on parity with the series B preferred stock as to payment of dividends and upon liquidation, dissolution or winding up or capital stock or equity securities ranking junior to the series B preferred stock pursuant to our charter to the extent necessary to preserve our status as a REIT as discussed under “—Restrictions on Ownership and Transfer”; and

•	our purchase or acquisition of shares of series B preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of series B preferred stock.

Notwithstanding the foregoing limitations, when we do not pay dividends in full (or do not declare and set apart a sum sufficient to pay them in full) on the series B preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the series B preferred stock, we will declare any dividends upon the series B preferred stock and each such other class or series of capital stock ranking, as to dividends, on parity with the series B preferred stock pro rata, so that the amount of dividends declared per share of series B preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the series B preferred stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the series B preferred stock which may be in arrears.

Holders of shares of series B preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the series B preferred stock as described above. Any dividend payment made on the series B preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the series B preferred stock will accumulate as of the dividend payment date on which they first become payable.

We do not intend to declare dividends on the series B preferred stock, or pay or set apart for payment dividends on the series B preferred stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.

Our unsecured revolving credit facility, unsecured term loan facilities and senior notes prohibit us from making distributions to our stockholders, or redeeming or otherwise repurchasing shares of our capital stock, including the series B preferred stock, after the occurrence and during the continuance of an event of default, except in limited circumstances as necessary to enable us to maintain our qualification as a REIT. Consequently, after the occurrence and during the continuance of an event of default under our unsecured revolving credit facility, unsecured term loan facilities or senior notes, we may not be able to pay all or a portion of the dividends payable to the holders of the series B preferred stock or redeem all or a portion of the series B preferred stock. In addition, in the event of a default under our unsecured revolving credit facility, unsecured term loan facilities or senior notes, we would be unable to borrow under such facilities and any amounts we have borrowed thereunder could become immediately due and payable. The agreements governing our future debt instruments may also include restrictions on our ability to pay dividends to holders or make redemptions of the series B preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the series B preferred stock, holders of shares of series B preferred stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of series B preferred stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of series B preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to rights upon liquidation, dissolution or winding up, on parity with the series B preferred stock in the distribution of assets including our series A preferred stock, then holders of shares of series B preferred stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the series B preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of shares of series B preferred stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of series B preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into or our conversion into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our capital stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of series B preferred stock will not be added to our total liabilities.

Optional Redemption

Except with respect to the special optional redemption described below, to preserve our status as a REIT or in certain other limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in “—Restrictions on Ownership and Transfer,” we cannot redeem the series B preferred stock prior to November     , 2022. On and after November     , 2022, we may, at our option, upon not fewer than 30 and not more than 60 days’ written notice, redeem the series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not authorized or declared) up to but excluding the date fixed for redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares), without interest, to the extent we have funds legally available for that purpose. We may also redeem shares of series B preferred stock from time to time for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not authorized or declared) up to but excluding the date fixed for redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares), without interest, if our board of directors has determined that such redemption is necessary to preserve our status as a REIT.

If fewer than all of the outstanding shares of the series B preferred stock are to be redeemed, we will select the shares of series B preferred stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as we determine. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of series B preferred stock, other than a holder of series B preferred stock that has received an exemption from the ownership limit, would have actual, beneficial or constructive ownership of more than 9.8% of the issued and outstanding shares of series B preferred stock by value or number of shares, whichever is more restrictive, or violate any of the other restrictions on ownership and transfer of our stock set forth in our charter, including the articles supplementary setting forth the terms of the series B preferred stock, because such holder’s shares of series B preferred stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the charter, we will redeem the requisite number of shares of series B preferred stock of such holder such that no holder will own in excess of the 9.8% series B preferred stock ownership limit or other restrictions on ownership and transfer of our stock subsequent to such redemption. See “—Restrictions on Ownership and Transfer.” In order for their shares of series B preferred stock to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the shares. If a notice of redemption has been given (in the case of a redemption of the series B preferred stock other than to preserve our status as a REIT), if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of series B preferred stock called for redemption and if irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then, from and after the redemption date, dividends will cease to accrue on such shares of series B preferred stock and such shares of series B preferred stock will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends are in arrears for any past dividend periods and subject to the provisions of applicable law and the sufficiency of legally available funds, we may from time to time repurchase all or any part of the series B preferred stock, including the repurchase of shares of series B preferred stock in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of directors.

Unless full cumulative dividends on all shares of series B preferred stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of series B preferred stock will be redeemed (including pursuant to our special optional redemption right described below) unless all outstanding shares of series B preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of series B preferred stock or any class or series of our capital stock ranking, as to dividends or upon liquidation, dissolution or winding up, on parity with or junior to the series B preferred stock (except by conversion into or exchange for our capital stock ranking junior to the series B preferred stock as to dividends and upon liquidation); provided, however, that whether or not the requirements set forth above have been met, we may purchase or acquire shares of series B preferred stock, preferred stock ranking on parity with the series B preferred stock as to payment of dividends and upon liquidation, dissolution or winding up or capital stock or equity securities ranking junior to the series B preferred stock pursuant to the provisions of our charter, including the articles supplementary setting forth the terms of the series B preferred stock or comparable provisions with respect to a class or series of parity preferred stock, relating to restrictions on ownership and transfer of our stock in connection with the requirements for our qualification as a REIT for federal income tax purposes, and we may purchase or acquire shares of series B preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of series B preferred stock. See “—Restrictions on Ownership and Transfer” below.

Notice of redemption will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the series B preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records as maintained by the transfer agent named in “—Transfer Agent and Registrar.” No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of series B preferred stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the series B preferred stock may be listed or admitted to trading, each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of series B preferred stock to be redeemed;

•	the place or places where the certificates, if any, representing shares of series B preferred stock are to be surrendered for payment of the redemption price;

•	procedures for surrendering noncertificated shares of series B preferred stock for payment of the redemption price;

•	that dividends on the shares of series B preferred stock to be redeemed will cease to accrue on such redemption date; and

•	that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such series B preferred stock.

If fewer than all of the shares of series B preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of series B preferred stock held by such holder to be redeemed.

We are not required to provide such notice in the event we redeem series B preferred stock in order to maintain our status as a REIT.

If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the series B preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of shares of series B preferred stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period, up to but excluding the redemption date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series B preferred stock for which a notice of redemption has been given.

All shares of series B preferred stock that we redeem or repurchase will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

Our unsecured revolving credit facility, unsecured term loan facilities and senior notes prohibit us from redeeming or otherwise repurchasing any shares of our capital stock, including the series B preferred stock, after the occurrence and during the continuance of an event of default, except in limited circumstances.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the series B preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares). If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the series B preferred stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of series B preferred stock will not have the conversion right described below under “—Conversion Rights.”

We will mail to you, if you are a record holder of the series B preferred stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any series B preferred stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of series B preferred stock to be redeemed;

•	the place or places where the certificates, if any, representing shares of series B preferred stock are to be surrendered for payment of the redemption price;

•	procedures for surrendering noncertificated shares of series B preferred stock for payment of the redemption price;

•	that dividends on the shares of series B preferred stock to be redeemed will cease to accrue on such redemption date;

•	that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such series B preferred stock;

•	that the series B preferred stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

•	that the holders of the series B preferred stock to which the notice relates will not be able to tender such series B preferred stock for conversion in connection with the Change of Control and each share of series B preferred stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If we redeem fewer than all of the outstanding shares of series B preferred stock, the notice of redemption mailed to each stockholder will also specify the number of shares of series B preferred stock that we will redeem from each stockholder. In this case, we will determine the number of shares of series B preferred stock to be redeemed as described above in “—Optional Redemption.”

If we have given a notice of redemption and have set aside sufficient funds for the redemption for the benefit of the holders of the series B preferred stock called for redemption, then from and after the redemption date, those shares of series B preferred stock will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those shares of series B preferred stock will terminate. The holders of those shares of series B preferred stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date, without interest.

The holders of series B preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the series B preferred stock on the corresponding payment date notwithstanding the redemption of the series B preferred stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series B preferred stock to be redeemed.

A “Change of Control” is when, after the original issuance of the series B preferred stock, each of the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity (or if, in connection with such transaction shares of our common stock are converted into or exchanged for (in whole or in part) common equity securities of another entity, such other entity) has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE AMER or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of series B preferred stock will have the right, unless, on or prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series B preferred stock as described under “—Redemption” or “—Special Optional Redemption,” to convert some or all of the series B preferred stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of series B preferred stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series B preferred stock dividend payment and prior to the corresponding series B preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Conversion Rate”); and

•	(i.e., the Share Cap).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of series B preferred stock will receive upon conversion of such series B preferred stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the shares of our common stock that were voted in such an election (if electing between two types of consideration) or holders of a plurality of our common stock that were voted in such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the conversion of the series B preferred stock. Instead, we will pay the cash value of such fractional shares based on the common stock price.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of series B preferred stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of series B preferred stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•	that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the series B preferred stock, holders will not be able to convert shares of series B preferred stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of series B preferred stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of series B preferred stock must follow to exercise the Change of Control Conversion Right.

A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the conversion of any series B preferred stock except as to the holder to whom notice was defective.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of series B preferred stock.

To exercise the Change of Control Conversion Right, the holders of series B preferred stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any)

representing series B preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of series B preferred stock to be converted; and

•	that the series B preferred stock is to be converted pursuant to the applicable provisions of the series B preferred stock.

The “Change of Control Conversion Date” is the date the series B preferred stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of series B preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Holders of series B preferred stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of series B preferred stock;

•	if certificated shares of series B preferred stock have been issued, the certificate numbers of the withdrawn shares of series B preferred stock; and

•	the number of shares of series B preferred stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the series B preferred stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company, or DTC.

The series B preferred stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such series B preferred stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem series B preferred stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such series B preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares), in accordance with our optional redemption right or special optional redemption right. See “—Optional Redemption” and “—Special Optional Redemption” above.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of series B preferred stock into shares of our common stock. Notwithstanding any other provision of the series B preferred stock, no holder of series B preferred stock will be entitled to convert such series B preferred stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the restrictions on ownership and transfer of our stock contained in our charter, including the articles supplementary setting forth the terms of the series B preferred stock, unless we provide an exemption from this limitation for such holder. See “—Restrictions on Ownership and Transfer” below.

The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking over our company. See “Risk Factors—Risks Related to this Offering—The Change of Control conversion feature may not adequately compensate you and may make it more difficult for a party to take over our company or discourage a party from taking over our company.”

Except as provided above in connection with a Change of Control, the series B preferred stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption

The series B preferred stock has no maturity date and we are not required to redeem the series B preferred stock at any time. Accordingly, the series B preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the series B preferred stock have a conversion right, such holders convert the series B preferred stock into our common stock. The series B preferred stock is not subject to any sinking fund.

Limited Voting Rights

Holders of shares of the series B preferred stock generally do not have any voting rights, except as set forth below.

If dividends on the series B preferred stock are in arrears for six or more quarterly periods, whether or not consecutive (which we refer to as a preferred dividend default), holders of shares of the series B preferred stock and holders of all other classes or series of parity preferred stock with which the holders of series B preferred stock are entitled to vote together as a single class, including our series A preferred stock (voting together as a single class), will be entitled to vote for the election of two additional directors to serve on our board of directors (which we refer to as preferred stock directors), until all unpaid dividends for past dividend periods with respect to the series B preferred stock have been paid. At such time as holders of our series B preferred stock become entitled to vote in the election of preferred stock directors, the number of directors serving on our board of directors will be increased automatically by two (unless the number of directors has previously been so increased pursuant to the terms of any class or series of any parity preferred stock). The preferred stock directors will be elected by a plurality of the votes cast in the election of preferred stock directors and each preferred stock director will serve until our next annual meeting of stockholders and until his successor is duly elected and qualifies. The election of preferred stock directors will take place at:

•	a special meeting of our stockholders called for the purpose of electing preferred stock directors upon the written request of holders of at least 10% of the outstanding shares of series B preferred stock and any other class or series of parity preferred stock entitled to vote together as a single class with the holders of series B preferred stock in the election of preferred stock directors, if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting within 90 days before the date fixed for our next annual or special meeting of stockholders, at such annual or special meeting of stockholders; and

•	each subsequent annual meeting (or special meeting at which preferred stock directors are to be elected) until all dividends accumulated on the series B preferred stock have been paid in full for all past dividend periods.

If and when all accumulated dividends on the series B preferred stock for all past dividend periods shall have been paid in full, holders of shares of series B preferred stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and, unless outstanding shares of parity preferred stock remain entitled to vote in the election of preferred stock directors, the term and office of such preferred stock directors so elected will terminate and the number of directors will be reduced accordingly.

Any preferred stock director elected by holders of shares of series B preferred stock and any class or series of parity preferred stock may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of series B preferred stock and any class or series of parity preferred stock then entitled to vote together as a single class in the election of preferred stock directors (voting together as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a plurality of the votes cast in the election of preferred stock directors. The preferred stock directors shall each be entitled to one vote on any matter before the board of directors.

In addition, so long as any shares of series B preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of series B preferred stock and each other class or series of parity preferred stock with which the holders of series B preferred stock are entitled to vote together as a single class on such matter, including our series A preferred stock (voting together as a single class):

•	authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of stock ranking senior to the series B preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	amend, alter or repeal the provisions of our charter, including the terms of the series B preferred stock, whether by merger, consolidation, transfer or conveyance of substantially all of the company’s assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the series B preferred stock, except that, with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the series B preferred stock remains outstanding with the terms of the series B preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity and the surviving entity may not be a corporation, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the series B preferred stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if holders of shares of the series B preferred stock receive the greater of the full trading price of the series B preferred stock on the date of an event described in the second bullet point immediately above or the $25.00 per share liquidation preference plus all accrued and unpaid dividends thereon pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the series B preferred stock disproportionately relative to any other class or series of parity preferred stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the series B preferred stock, voting as a separate class, will also be required.

Holders of shares of series B preferred stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the number of authorized shares of series B preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to the series B preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

Holders of shares of series B preferred stock will not have any voting rights with respect to, and the consent of the holders of shares of series B preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the series B preferred stock, except as set forth above.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of series B preferred stock.

In any matter in which series B preferred stock may vote (as expressly provided in the articles supplementary setting forth the terms of the series B preferred stock), each share of series B preferred stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each share of series B preferred stock will be entitled to one vote.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of shares of our capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. Upon completion of this offering, our charter will provide that, subject to certain exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, subject to limited exceptions, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our series B preferred stock, our series A preferred stock or our common stock or more than 9.8% (by value) of our outstanding capital stock. If any purported transfer of our stock would result in any person violating the ownership limits or the other restrictions on ownership and transfer of our stock set forth in our charter, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. For a further description of the ownership limits and the other restrictions on ownership and transfer of all classes and series of shares of our capital stock, see “Restrictions on Ownership and Transfer” in the accompanying prospectus.

Transfer Agent

The transfer agent and registrar for the series B preferred stock is American Stock Transfer & Trust Company, LLC.

Book-Entry Procedures

The series B preferred stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the series B preferred stock. Owners of beneficial interests in the series B preferred stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of other interests, including any right to convert or require repurchase of their interests in the series B preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the series B preferred stock under the global securities or the articles supplementary. We and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniformed Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The series B preferred stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

SUPPLEMENTAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This discussion is a supplement to, and is intended to be read together with, the discussions under the heading “U.S. Federal Income Tax Considerations” in the accompanying prospectus and the discussion under the heading “U.S. Federal Income Tax Considerations” contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 28, 2017. This summary is for general information only and is not tax advice.

The following discussion should follow the discussion under the heading “U.S. Federal Income Tax Considerations—Federal Income Tax Considerations for Holders of Our Capital Stock—Taxation of Taxable U.S. Holders of our Capital Stock—Redemption or Repurchase by Us” in the accompanying prospectus.

Conversion of Series B Preferred Stock into Common Stock. Upon the occurrence of a Change of Control, each holder of series B preferred stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the series B preferred stock) to convert some or all of such holder’s series B preferred stock into shares of our common stock. In the case of a Change of Control pursuant to which our common stock will be converted into the Alternative Form Consideration, each holder of series B preferred stock will receive upon conversion of such series B preferred stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (see “Description of the Series B Preferred Stock—Conversion Rights” in this prospectus supplement). Except as provided below, a U.S. holder generally will not recognize gain or loss upon the conversion of series B preferred stock into shares of our common stock. A U.S. holder’s tax basis and holding period in the shares of common stock received upon conversion generally will be the same as those of the converted series B preferred stock (but the tax basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock exchanged for cash). Whether or not a non-U.S. holder will recognize gain upon the conversion of series B preferred stock into shares of our common stock will depend on whether the shares of series B preferred stock, and the common stock into which they are converted, constitute USRPIs in the hands of the non-U.S. holder.

Cash received upon conversion in lieu of a fractional share of common stock generally will be treated as a payment in a taxable exchange for such fractional share of common stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the series B preferred stock for more than one year. Any common stock received in exchange for accrued and unpaid dividends generally will be treated as a distribution by us, and subject to tax treatment as described in “Federal Income Tax Considerations for Holders of Our Capital Stock—Taxation of Taxable U.S. Holders of our Capital Stock—Distributions Generally” or “—Federal Income Tax Considerations for Holders of Our Capital Stock—Taxation of Non-U.S. Holders of our Capital Stock—Distributions Generally” in the accompanying prospectus.

In addition, if a holder receives the Alternative Conversion Consideration (in lieu of shares of our common stock) in connection with the conversion of the stockholder’s shares of series B preferred stock, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration and the structure of the transaction that gives rise to the Change of Control, and it may be a taxable exchange. Both U.S. holders and non-U.S. holders converting their shares of series B preferred stock should consult their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of series B preferred stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and satisfaction of other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $        per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes both no exercise and full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $250,000 and are payable by us. The expenses include up to $10,000 for the reasonable fees and disbursements to counsel of the underwriters in connection with filings required by the Financial Industry Regulatory Authority, Inc.

Extended Settlement

We expect that delivery of the series B preferred stock will be made against payment thereof on or about November         , 2017, which will be the fifth business day following the pricing of the series B preferred stock (such settlement cycle being herein referred to as “T + 5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade series B preferred stock on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the series B preferred stock initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the series B preferred stock who wish to trade the series B preferred stock on the date of pricing of the series B preferred stock or the next business day should consult their own advisor.

Over-Allotment Option

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to                 additional shares of series B preferred stock at the public offering price, less the underwriting discount soley to cover over-allotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of series B preferred stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

For a period beginning on the date of this prospectus and through 30 days after the date of this prospectus, we and our operating partnership have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or would be reasonably be expected to result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, including the filing (or participation in the filing) of a registration statement under the Securities Act of 1933, as amended, or the Securities Act, with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any of our preferred securities, or any securities convertible into, or exercisable, or exchangeable for, our preferred securities (in each case, other than shares of series B preferred stock), or publicly announce an intention to effect any such transaction, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC.

New York Stock Exchange Listing

Prior to this offering of series B preferred stock, there has been no public market for the series B preferred stock. We intend to submit an application to list the series B preferred stock on the NYSE under the symbol “REXR Pr B”. We will use our commercially reasonable efforts to have the listing application for the series B preferred stock approved. If the application is approved, trading of the series B preferred stock is expected to commence within 30 days after the initial delivery of the series B preferred stock. The underwriters have advised us that they intend to make a market in the series B preferred stock prior to commencement of any trading on the NYSE, but they are not obligated to do so and may discontinue market making activities, if commenced, at any time without notice. No assurance can be given as to the liquidity of the trading market on the NYSE for the series B preferred stock.

Price Stabilization, Short Positions

Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our series B preferred stock. However, the representatives may engage in transactions that have the effect of stabilizing the price of the series B preferred stock, such as bids or purchases and other activities that fix to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our series B preferred stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option to or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our series B preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of series B preferred stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of our series B preferred stock or preventing or retarding a decline in the market price of our series B preferred stock. As a result, the price of our series B preferred stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our series B preferred stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. For instance, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the lender under our $60 million term loan. In addition, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint lead arrangers and joint bookrunners under our $350 million unsecured revolving credit facility and our $100 million senior unsecured term loan facility and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as the sole arranger and administrative agent of our revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the series B preferred stock offered hereby. Any such short positions could adversely affect future trading prices of the series B preferred stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of series B preferred stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of series B preferred stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of series B preferred stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of series B preferred stock must observe such Australian on-sale restrictions.

This prospectus supplement and accompanying prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and accompanying prospectus is intended for distribution only to persons of a type specified in the Offered

Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and accompanying prospectus. The shares of series B preferred stock to which this prospectus supplement and accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of series B preferred stock. If you do not understand the contents of this prospectus supplement and accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares of series B preferred stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of series B preferred stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of series B preferred stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of series B preferred stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP and for the underwriters by Hunton & Williams LLP. Venable LLP will pass upon the validity of the shares of series B preferred stock sold in this offering and certain other matters under Maryland law.

EXPERTS

The consolidated financial statements of Rexford Industrial Realty, Inc. appearing in Rexford Industrial Realty, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, including the schedule appearing therein, and the effectiveness of Rexford Industrial Realty Inc.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the REIT Portfolio for the year ended December 31, 2015, incorporated by reference in this prospectus supplement from Rexford Industrial Realty, Inc.’s Current Report on Form 8-K filed on April 11, 2016 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined statement of revenues and certain expenses are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined statement of revenues and certain expenses of Rancho Pacifica Industrial Park for the year ended December 31, 2016, incorporated by reference in this prospectus supplement from Rexford Industrial Realty, Inc.’s Current Report on Form 8-K/A filed on August 1, 2017 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined statement of revenues and certain expenses are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents filed by us at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Securities and Exchange Commission are also available to the public through the Securities and Exchange Commission’s Internet website www.sec.gov.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document that is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the Securities and Exchange Commission, modifies or replaces this information. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 23, 2017;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 31, 2017, filed with the Securities and Exchange Commission on May 5, 2017, August 4, 2017 and November 3, 2017, respectively;

•	our Current Reports on Form 8-K or 8-K/A, as applicable, filed with the Securities and Exchange Commission on April 11, 2016, January 5, 2017, February 15, 2017, February 28, 2017, May 25, 2017, May 26, 2017, June 12, 2017, June, 29, 2017, July 11, 2017, July 19, 2017, August 1, 2017, August 1, 2017 and September 21, 2017;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A filed on April 13, 2017;

•	the description of our common stock included in our registration statement on Form 8-A filed with the Securities and Exchange Commission on July 17, 2013;

•	the description of our series A preferred stock included in our registration statement on Form 8-A filed with the Securities and Exchange Commission on August 15, 2016; and

•	all documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the underlying securities pursuant to this prospectus supplement.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Securities and Exchange Commission, such information or exhibit is specifically not incorporated by reference in this prospectus supplement and the accompanying prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025, Attention: Cher Riban (telephone (310) 966-1680).

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Units

We may offer and sell the securities identified above, and any selling securityholders may offer and sell shares of common stock, in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our common stock by any selling securityholders.

Each time we or any selling securityholders offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering, including the amounts, prices and terms of the securities to be offered, which may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve the status of our company as a real estate investment trust, or REIT. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement, and the selling securityholders may offer and sell shares of common stock together or separately, to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “REXR.” On April 8, 2016, the last reported sale price of our common stock on the NYSE was $17.85 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2016

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we may sell the securities described herein from time to time and in one or more offerings and any selling securityholders to be named in a supplement to this prospectus may sell shares of common stock from time to time in one or more offerings as described in a supplement to this prospectus. Each time that we or the selling securityholders offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus with respect to that offering. If there is any inconsistency between the information in or incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus, the applicable prospectus supplement, and the documents incorporated herein and therein, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus. Neither we, nor the selling securityholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to Rexford Industrial Realty, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Rexford Industrial Realty, L.P., a Maryland limited partnership, of which we are the sole general partner and to which we refer in this prospectus as our “operating partnership.” References to “you,” refer to the potential investors of the applicable class or series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.rexfordindustrial.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC as provided above, or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference into this prospectus our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Reports on Form 10-K for the year ended December 31, 2015;

•	our Current Reports on Form 8-K, filed with the SEC on January 20, 2016, March 1, 2016 and April 11, 2016;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A filed on April 8, 2016; and

•	the description of our common stock included in our registration statement on Form 8-A filed with the SEC on July 17, 2013 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) by writing or telephoning us at the following address or telephone number:

Rexford Industrial Realty, Inc.

11620 Wilshire Boulevard, Suite 1000

Los Angeles, California 90025

Attention: Cher Riban

(310) 966-1680

THE COMPANY

We are a self-administered and self-managed real estate investment trust, or REIT, focused on owning and operating industrial properties in Southern California infill markets. Our goal is to generate attractive risk-adjusted returns for our stockholders by providing superior access to industrial property investments in Southern California infill markets.

As of December 31, 2015, our consolidated portfolio consisted of 119 properties with approximately 12.0 million rentable square feet. We also own a 15% interest in a joint venture that indirectly owns one property with approximately 0.5 million rentable square feet, which we manage. In addition, we currently manage an additional 20 properties with approximately 1.2 million rentable square feet.

We elected to be taxed as a REIT for federal income tax purposes on our federal income tax return commencing with our taxable year ended December 31, 2013. We believe that we have been organized and have operated, and we intend to continue operating, in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with such taxable year. We conduct substantially all of our business through our operating partnership, of which we are the sole general partner.

Our principal executive offices are located at 11620 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025. Our telephone number is 310-966-1680. Our Web site address is www.rexfordindustrial.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to contribute the net proceeds from any sale of the securities pursuant to this prospectus to our operating partnership. Our operating partnership will subsequently use the net proceeds received from us to potentially acquire or develop additional properties and for general corporate purposes, which may include payment of dividends, the repayment of existing indebtedness and capital expenditures for improvements to the properties in our portfolio. Pending application of cash proceeds, we will invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency certificates, government bonds, certificates of deposit, interest-bearing bank deposits, money market accounts and mortgage loan participations. Further details regarding the use of the net proceeds from the sale of a specific series or class of the securities will be set forth in the applicable prospectus supplement. We will not receive any proceeds from the sale of our common stock by the selling securityholders, if any, pursuant to this prospectus.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges for the periods indicated are as follows:

	Rexford Industrial Realty, Inc.			Rexford Industrial Realty, Inc. Predecessor (1)
	Year ended December 31, 2015	Year ended December 31, 2014	Period from July 24, 2013 to December 31, 2013	Period from January 1, 2013 to July 23, 2013	Year ended December 31, 2012	Year ended December 31, 2011
Ratio of Earnings to Fixed Charges	1.12	1.08	0.38	0.23	0.50	0.57

Our ratios of earnings to fixed charges were computed by dividing earnings by fixed charges for Rexford Industrial Realty, Inc. and our majority owned subsidiaries or Rexford Industrial Realty, Inc. Predecessor, as applicable, for the periods indicated above. For this purpose, “earnings” consist of loss from continuing operations before equity in income from unconsolidated real estate entities, plus fixed charges, less capitalized interest. “Fixed charges” consist of interest expense, capitalized interest and rental expense at computed interest factor (the amounts of which represent those portions of rent expense (one-third) that are reasonable approximations of interest costs).

The computation of ratio of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges on the basis of our historical financial statements by approximately $1,102,000 for the period from July 24, 2013 to December 31, 2013, and Rexford Industrial Realty, Inc. Predecessor’s historical financial statements by approximately $7,279,000 for the period from January 1, 2013 to July 23, 2013, and $8,436,000 and $7,619,000 for the years ended December 31, 2012 and 2011, respectively.

For the periods shown, we had neither issued any shares of, nor paid any dividends on, preferred stock. Accordingly, the ratios of earnings to combined fixed charges and preferred stock dividends are not presented because they are identical to the ratios of earnings to fixed charges for each of the periods.

(1)	Rexford Industrial Realty, Inc. Predecessor is the predecessor of our company and consists of Rexford Industrial, LLC, Rexford Sponsor V, LLC and Rexford Industrial Fund V REIT, LLC and their consolidated subsidiaries, which consist of Rexford Industrial Fund I, LLC, Rexford Industrial Fund II, LLC, Rexford Industrial Fund III, LLC, Rexford Industrial Fund IV, LLC and Rexford Industrial Fund V, LP.

DESCRIPTION OF COMMON STOCK

General

This prospectus describes the general terms of our common stock. For a more detailed description of these securities, you should read the applicable provisions of the Maryland General Corporation Law, or MGCL, and our charter and bylaws. When we or any selling securityholders offer to sell a particular class or series of common stock, we will describe the specific terms of the class or series in a prospectus supplement. Accordingly, for a description of the terms of any class or series of common stock, you must refer to both the prospectus supplement relating to that class or series and the description of stock in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our charter provides that we may issue up to 490 million shares of common stock, $0.01 par value per share, or common stock. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our common stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock. As of December 31, 2015, 55,598,684 shares of our common stock were issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

All of the shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment or establishment of reserves for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which our stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, convert, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director (and such removal must be for cause) and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each such class or series.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock, to authorize us to issue additional authorized but unissued shares of our common stock and to classify or reclassify unissued shares of our common stock and thereafter to authorize us to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any class or series of our preferred stock we may issue in the future or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our common stock. See “Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

General

This prospectus describes the general terms of our preferred stock. For a more detailed description of these securities, you should read the applicable provisions of the MGCL and our charter and bylaws. When we offer to sell a particular class or series of preferred stock, we will describe the specific terms of the class or series in a prospectus supplement. Accordingly, for a description of the terms of any class or series of preferred stock, you must refer to both the prospectus supplement relating to that class or series and the description of stock in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our charter provides that we may issue up to 10 million shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors, with the approval of a majority of the entire board and without any action by our common stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock.

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of preferred stock into one or more classes or series of preferred stock. Prior to issuance of shares of each new class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants or the exercise or conversion of other securities we issue. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary or other charter provisions relating to that class or series.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

The preferences and other terms of the preferred stock of each class or series will be fixed by the articles supplementary relating to such class or series. A prospectus supplement, relating to each class or series, will specify the terms of the class or series of preferred stock as follows:

•	the designation and par value of such class or series of preferred stock,

•	the number of shares of such class or series of preferred stock offered, the liquidation preference per share and the offering price of such class or series of preferred stock,

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series of preferred stock,

•	whether dividends on such class or series of preferred stock are cumulative or not and, if cumulative, the date from which dividends on such class or series of preferred stock shall accumulate,

•	the provision for a sinking fund, if any, for such class or series of preferred stock,

•	the provision for redemption, if applicable, of such class or series of preferred stock,

•	any listing of such class or series of preferred stock on any securities exchange,

•	the preemptive rights, if any, of such class or series of preferred stock,

•	the terms and conditions, if applicable, upon which shares such class or series of preferred stock will be convertible into shares of our common stock or shares of any other class or series of our stock or other securities, including the conversion price (or manner of calculation thereof),

•	a discussion of any additional material federal income tax consequences applicable to an investment in such class or series of preferred stock,

•	any limitations on actual, beneficial and constructive ownership and restrictions on transfer, in each case as may be appropriate to assist us to preserve our status as a REIT,

•	the relative ranking and preferences of such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company,

•	any limitations on issuance of any class or series of stock ranking senior to or on parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company,

•	any voting rights of such class or series of preferred stock, and

•	any other specific terms, preferences, rights, limitations or restrictions of such class or series of preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, each class or series of preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank: (1) senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to such class or series of preferred stock; (2) on parity with any class or series of our stock expressly designated as ranking on parity with such class or series of preferred stock; and (3) junior to any other class or series of our stock expressly designated as ranking senior to such class or series of preferred stock.

Conversion Rights

The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into shares of our common stock or shares of any other class or series of our stock or other securities will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of our common stock or the number of shares of such other class or series of our stock or other securities into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power to Increase or Decrease Authorized Preferred Stock and Issue Additional Shares of Our Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of preferred stock, to authorize us to issue additional authorized but unissued shares of our preferred stock in one or more classes or series and to classify or reclassify unissued shares of our preferred stock and thereafter to authorize us to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of preferred stock, as well as the additional authorized shares of preferred stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any class or series of preferred stock we may issue in the future or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for f our common stock or that our common stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

To assist us in complying with certain federal income tax requirements applicable to REITs, we expect that each class or series of preferred stock offered pursuant to this prospectus will be subject to certain restrictions relating to the ownership and transfer of such class or series of preferred stock set forth in our charter, including the articles supplementary for each such class or series. The applicable prospectus supplement will specify any ownership limitations relating to such class or series. See “Restrictions on Ownership and Transfer” for a description of the restrictions on ownership and transfer applicable to shares of our common stock and to shares of our capital stock in the aggregate (including any and all classes or series of our preferred stock).

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares. Each depositary share will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified class or series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among us, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of the terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement and our charter, including articles supplementary for the applicable class or series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the class or series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable class or series of preferred stock as set forth in the applicable prospectus supplement.

Redemption

If the class or series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the class or series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement may be terminated by us upon not less than 30 days prior written notice to the applicable depositary if (1) such termination is necessary to preserve our status as a REIT or (2) holders of a majority of the outstanding shares of each class or series of preferred stock affected by such termination consent to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (a) all outstanding depositary shares thereunder shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (c) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement applicable to their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid. The applicable prospectus supplement will include information with respect to fees and charges, if any, in connection with the deposit or substitution of the underlying securities, the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the underlying security, and the transferring, splitting or grouping of receipts. The applicable prospectus supplement will also include information with respect to the right to collect the fees and charges, if any, against dividends received and deposited securities.

Miscellaneous

The depositary will forward to the holders of depositary receipts all notices, reports and proxy soliciting material from us which are delivered to the depositary and which we are required to furnish to the holders of the class or series of preferred stock represented by the depositary receipts. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any notices, reports and proxy soliciting material received from us which are received by the depositary as the holder of the class or series of preferred stock represented by the depositary receipts. The applicable prospectus supplement will include information about the rights, if any, of holders of depositary receipts to inspect the transfer books of the depositary and the list of holders of depositary receipts.

Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of its and our respective duties thereunder, and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150 million.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of common stock, shares of preferred stock or depositary shares and may issue warrants independently or together with shares of common stock, shares of preferred stock or depositary shares or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Equity Warrants

The applicable prospectus supplement will describe the terms of the warrants to purchase depositary shares, common stock or preferred stock, or equity warrants, in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the equity warrants,

•	the aggregate number of the equity warrants outstanding,

•	the price or prices at which the equity warrants will be issued,

•	the type and number of securities purchasable upon exercise of the equity warrants,

•	the date, if any, on and after which the equity warrants and the related securities will be separately transferable,

•	the price at which each security purchasable upon exercise of the equity warrants may be purchased,

•	the provisions, if any, for changes to or adjustments in the exercise price,

•	the date on which the right to exercise the equity warrants shall commence and the date on which such right shall expire,

•	the minimum or maximum amount of equity warrants that may be exercised at any one time,

•	information with respect to book-entry procedures, if any,

•	any anti-dilution protection,

•	a discussion of certain federal income tax considerations applicable to the equity warrants, and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Equity warrant certificates will be exchangeable for new equity warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their equity warrants, holders of equity warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the depositary shares, common stock or preferred stock purchasable upon such exercise may be entitled.

Except as provided in the applicable prospectus supplement, the exercise price and the number of depositary shares, shares of common stock or shares of preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to the holders of the underlying common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of the underlying common stock or preferred stock, as the case may be. In lieu of adjusting the number of shares purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. Unless otherwise provided in the applicable prospectus supplement, no adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until all cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, except as otherwise provided in the applicable prospectus supplement, in case of any consolidation, merger or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of depositary shares, shares of common stock or shares of preferred stock into which each equity warrant was exercisable immediately prior to the particular triggering event.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such number of depositary shares, shares of common stock or shares of preferred stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants that are represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders to purchase shares of our common stock or other securities. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The statements made in this section relating to the rights are summaries only. These summaries are not complete. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. For more detail, we refer you to the applicable rights agreement itself, which we will file as an exhibit to, or incorporate by reference in, the registration statement.

We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution,

•	the aggregate number of shares of our common stock or other securities purchasable upon exercise of the rights,

•	the exercise price,

•	the aggregate number of rights issued,

•	the date, if any, on and after which the rights will be separately transferable,

•	the date on which the right to exercise the rights will commence, and the date on which the right will expire,

•	a discussion of certain federal income tax considerations applicable to the rights, and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of our common stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or other securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable as, a single security only, rather than as the separate constituent securities comprising such units. The statements made in this section relating to the units are summaries only. These summaries are not complete. When we issue units, we will provide the specific terms of the units in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

When we issue units, we will provide in a prospectus supplement the following terms of the units being issued:

•	the title of any series of units,

•	identification and description of the separate constituent securities comprising the units,

•	the price or prices at which the units will be issued,

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable,

•	information with respect to any book-entry procedures,

•	a discussion of certain federal income tax considerations applicable to the units, and

•	any other terms of the units and their constituent securities.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of our stock sets forth certain general terms and provisions of our charter documents to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our charter, as amended and supplemented from time to time, including any articles supplementary relating to any class or series of preferred stock offered pursuant to this prospectus. A copy of our existing charter is filed with the Securities and Exchange Commission and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Any amendment or supplement to our charter relating to a class or series of securities offered pursuant to this prospectus will be filed with the Securities and Exchange Commission and will be incorporated by reference as an exhibit to the applicable prospectus supplement. See “Where You Can Find More Information.”

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through application of certain attribution rules by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, excluding any shares of common stock that are not treated as outstanding for federal income tax purposes, or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, excluding any shares of any class and series of our stock that are not treated as outstanding for federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby violate the applicable ownership limit.

Our board of directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a person from either or both of the ownership limits if doing so would not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and our board of directors determines that:

•	such exemption will not cause or permit any individual to actually or beneficially own more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock; and

•	subject to certain exceptions, the person does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of the exception, our board of directors may require an opinion of counsel or Internal Revenue Service, or IRS, ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and representations and undertakings from the person seeking the exemption or excepted holder limit in order to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

Our board of directors may, in its sole and absolute discretion, increase or decrease one or both of the ownership limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of shares of our stock or beneficial or constructive ownership of our stock will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock, could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or could otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

•	any person from actually, beneficially or constructively owning shares of our stock that could result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income we derive from such tenant, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any such gross income requirements imposed on REITs); and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must immediately give written notice to us or, in the case of a proposed or attempted transaction, provide us at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors, or could result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid by the prohibited owner to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (ii) the last reported sale price on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares must be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee must reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to our discovery that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable in its sole and absolute discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF REXFORD INDUSTRIAL REALTY, L.P.

A summary of the material terms and provisions of the Second Amended and Restated Agreement of Limited Partnership of Rexford Industrial Realty, L.P., which we refer to as the “partnership agreement,” is set forth below. This summary is not complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland law and the partnership agreement. For more detail, please refer to the partnership agreement itself, a copy of which is filed with the Securities and Exchange Commission. For purposes of this section, references to “we,” “our,” “us,” “our company” and the “general partner” refer to Rexford Industrial Realty, Inc., in our capacity as the general partner of our operating partnership. See “Where You Can Find More Information.”

General

Substantially all of our assets are held by, and substantially all of our operations are conducted through, our operating partnership, either directly or through its subsidiaries. We are the sole general partner of our operating partnership, and, as of December 31, 2015, 57,291,885 common units of partnership interests in our operating partnership, or common units, were outstanding and we owned 96.5% of the outstanding common units. In connection with the formation transactions completed in connection with our initial public offering, we became the general partner of our operating partnership and the prior investors in our portfolio prior to the formation transactions who elected to receive common units in our formation transactions and concurrent private placement were admitted as limited partners of our operating partnership. Our operating partnership is also authorized to issue a class of units of partnership interest designated as LTIP Units, and a class of units of partnership interest designated as Performance Units, each having the terms described below. The common units are not listed on any exchange nor are they quoted on any national market system.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of limited partners and certain assignees of common units;

•	transfer restrictions on common units and other partnership interests;

•	a requirement that we may not be removed as the general partner of our operating partnership without our consent;

•	our ability in some cases to amend the partnership agreement and to cause our operating partnership to issue preferred partnership interests in our operating partnership with terms that we may determine, in either case, without the approval or consent of any limited partner; and

•	the right of the limited partners to consent to certain transfers of our general partnership interest (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise).

Purpose, Business and Management

Our operating partnership was formed for the purpose of conducting any business, enterprise or activity permitted by or under the Maryland Revised Uniform Limited Partnership Act (the “Act”). Our operating partnership may enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement and may own interests in any other entity engaged in any business permitted by or under the Act, subject to any consent rights set forth in our partnership agreement.

In general, our board of directors manages the business and affairs of our operating partnership by directing our business and affairs, in our capacity as the sole general partner of our operating partnership. Except as otherwise expressly provided in the partnership agreement and subject to the rights of holders of any class or series of partnership interest, all management powers over the business and affairs of our operating partnership are exclusively vested in us, in our capacity as the sole general partner of our operating partnership. We may not be removed as the general partner of our operating partnership, with or without cause, without our consent, which we may give or withhold in our sole and absolute discretion.

Restrictions on General Partner’s Authority

The partnership agreement prohibits us, in our capacity as general partner, from taking any action that would make it impossible to carry out the ordinary business of our operating partnership or performing any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided under the partnership agreement or under the Act. We generally may not, without the prior consent of the partners of our operating partnership (including us), amend, modify or terminate the partnership agreement, except for certain amendments described below that require the approval of each affected partner. We may not, in our capacity as the general partner of our operating partnership, without the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us):

•	take any action in contravention of an express provision or limitation of the partnership agreement;

•	transfer all or any portion of our general partnership interest in our operating partnership or admit any person as a successor general partner, subject to the exceptions described in “—Transfers of Partnership Interests—Restrictions on Transfers by the General Partner”; or

•	voluntarily withdraw as the general partner.

Without the consent of each affected limited partner or in connection with a transfer of all of our interests in our partnership in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets or a reclassification, recapitalization or change in our outstanding stock permitted without the consent of the limited partners as described in “—Transfers of Partnership Interests—Restrictions on Transfers by the General Partner,” or a permitted termination transaction, we may not enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts us or our operating partnership from performing our or its specific obligations in connection with a redemption of units or expressly prohibits or restricts a limited partner from exercising its redemption rights in full. In addition to any approval or consent required by any other provision of the partnership agreement, we may not, without the consent of each affected partner, amend the partnership agreement or take any other action that would:

•	convert a limited partner interest into a general partner interest (other than as a result of our acquisition of that interest);

•	adversely modify in any material respect the limited liability of a limited partner;

•	alter the rights of any partner to receive the distributions to which such partner is entitled, or alter the allocations specified in the partnership agreement, except to the extent permitted by the partnership agreement including in connection with the creation or issuance of any new class or series of partnership interest or to effect or facilitate a permitted termination transaction;

•	alter or modify the redemption rights of holders of common units or the related definitions specified in the partnership agreement (except as permitted under the partnership agreement to effect or facilitate a permitted termination transaction);

•	alter or modify the provisions governing the transfer of our general partnership interest in our operating partnership (except as permitted under the partnership agreement to effect or facilitate a permitted termination transaction);

•	remove certain provisions of the partnership agreement relating to the requirements for us to qualify as a REIT or permitting us to avoid paying tax under Sections 857 or 4981 of the Code; or

•	amend the provisions of the partnership agreement requiring the consent of each affected partner before taking any of the actions described above (except as permitted under the partnership agreement to effect or facilitate a permitted termination transaction).

Additional Limited Partners

We may cause our operating partnership to issue additional units in one or more classes or series or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any limited partner.

The partnership agreement authorizes our operating partnership to issue common units, LTIP Units and Performance Units, and our operating partnership may issue additional partnership interests in one or more additional classes, or one or more series of any of such classes, with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing units) as we may determine, in our sole and absolute discretion, without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, we may specify, as to any such class or series of partnership interest, the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest.

Ability to Engage in Other Businesses; Conflicts of Interest

The partnership agreement provides that we may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business and affairs of our operating partnership, our operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership whether as capital contributions, loans or otherwise, as appropriate, in exchange for additional partnership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in our operating partnership.

Distributions

Our operating partnership will distribute such amounts, at such times, as we may in our sole and absolute discretion determine:

•	first, with respect to any partnership interests that are entitled to any preference in distribution, in accordance with the rights of the holders of such class(es) of partnership interest, and, within each such class, among the holders of such class pro rata in proportion to their respective percentage interests of such class; and

•	second, with respect to any partnership interests that are not entitled to any preference in distribution, including the common units and, except as described below with respect to liquidating distributions and as may be provided in any incentive award plan or any applicable award agreement, the LTIP Units and Performance Units, in accordance with the rights of the holders of such class(es) of partnership interest, and, within each such class, among the holders of each such class, pro rata in proportion to their respective percentage interests of such class.

Exculpation and Indemnification of General Partner

The partnership agreement provides that we are not liable to our operating partnership or any partner for any action or omission taken in our capacity as general partner, for the debts or liabilities of our operating partnership or for the obligations of our operating partnership under the partnership agreement, except for liability for our fraud, willful misconduct or gross negligence, pursuant to any express indemnity we may give to our operating partnership or in connection with a redemption as described in “—Redemption Rights of Qualifying Parties.” The partnership agreement also provides that any obligation or liability in our capacity as the general partner of our operating partnership that may arise at any time under the partnership agreement or any other instrument, transaction or undertaking contemplated by the partnership agreement will be satisfied, if at all, out of our assets or the assets of our operating partnership only, and no such obligation or liability will be personally binding upon any of our directors, stockholders, officers, employees or agents.

In addition, the partnership agreement requires our operating partnership to indemnify us, our directors and officers, officers of our operating partnership and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, unless (i) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful or (iii) such person actually received an improper personal benefit in violation or breach of any provision of the partnership agreement. Our operating partnership must also pay or reimburse the reasonable expenses of any such person in advance of a final disposition of the proceeding upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by or on behalf of the person to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership is not required to indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

Business Combinations and Dissolution of our Operating Partnership

Subject to the limitations on the transfer of our interest in our operating partnership described in “—Transfers of Partnership Interests—Restrictions on Transfers by the General Partner,” we generally have the exclusive power to cause our operating partnership to merge, reorganize, consolidate, sell all or substantially all of its assets or otherwise combine its assets with another entity. We may also elect to dissolve our operating partnership without the consent of any limited partner. However, in connection with the acquisition of properties from persons to whom our operating partnership issues common units or other partnership interests as part of the purchase price, in order to preserve such persons’ tax deferral, our operating partnership may contractually agree, in general, not to sell or otherwise transfer the properties for a specified period of time, or in some instances, not to sell or otherwise transfer the properties without compensating the sellers of the properties for their loss of the tax deferral.

Redemption Rights of Qualifying Parties

Beginning 14 months after first acquiring such common units, each limited partner and some assignees of limited partners will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the common units held by such limited partner or assignee in exchange for a cash amount per common unit equal to the value of one share of our common stock, determined in accordance with and subject to adjustment under the partnership agreement. Our operating partnership’s obligation to redeem common units does not arise and is not binding against our operating partnership until the sixth business day after we receive the holder’s notice of redemption or, if earlier, the day we notify the holder seeking redemption that we have declined to acquire some or all of the common units tendered for redemption. If we do not elect to acquire the common units tendered for redemption in exchange for shares of our common stock (as described below), our operating partnership must deliver the cash redemption amount, subject to certain exceptions, on or before the first business day of the month that is at least 60 calendar days after we receive the holder’s notice of redemption. Among other limitations, a limited partner or qualifying assignee may not require our operating partnership to redeem its common units if the exchange of such units for shares of our common stock would cause any person to violate the restrictions on ownership and transfer of our stock.

On or before the close of business on the fifth business day after a holder of common units gives notice of redemption to us, we may, in our sole and absolute discretion but subject to the restrictions on the ownership and transfer of our stock set forth in our charter and described in “Restrictions on Ownership and Transfer,” elect to acquire some or all of the common units tendered for redemption from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of common stock for each common unit, subject to adjustment as provided in the partnership agreement. The partnership agreement does not require us to register, qualify or list any shares of common stock issued in exchange for common units with the Securities and Exchange Commission, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange.

Transfers of Partnership Interests

Restrictions on Transfers by Limited Partners

Until the expiration of 14 months after the date on which a limited partner acquires a partnership interest, the limited partner generally may not directly or indirectly transfer all or any portion of such partnership interest without our consent, which we may give or withhold in our sole and absolute discretion, except for certain permitted transfers to certain affiliates, family members and charities, and certain pledges of partnership interests to lending institutions in connection with bona fide loans. After the expiration of 14 months after the date on which a limited partner first acquires a partnership interest, the limited partner will have the right to transfer all or any portion of its partnership interest without our consent to any person that is an “accredited investor,” within meaning set forth in Rule 501 promulgated under the Securities Act, upon ten business days prior notice to us, subject to the satisfaction of conditions specified in the partnership agreement, including minimum transfer requirements and our right of first refusal.

Restrictions on Transfers by the General Partner

Except as described below, any transfer of all or any portion of our interest in our operating partnership, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, must be approved by the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us). Subject to the rights of holders of any class or series of partnership interest, we may transfer all (but not less than all) of our general partnership interest without the consent of the limited partners in connection with a permitted termination transaction, which is a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets or a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests, if:

•

in connection with such event, all of the limited partners will receive or have the right to elect to receive, for each common unit, the greatest amount of cash, securities or other property paid to a holder of one share of our common stock (subject to adjustment in accordance with the partnership agreement) in the transaction and, if a purchase, tender or exchange offer is made and accepted by holders of our common stock in connection with the event, each holder of common units receives, or has the right to elect to receive, the greatest amount of cash, securities or other property that the holder would have received if it had exercised its redemption right and received shares of our common stock in exchange for its common units immediately before the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender or exchange offer; or

•	substantially all of the assets of our operating partnership will be owned by a surviving entity (which may be our operating partnership, another limited partnership or a limited liability company) in which the limited partners of our operating partnership holding common units immediately before the event will hold a percentage interest based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving entity immediately before the event, which interest will be on terms that are at least as favorable as the terms of the common units in effect immediately before the event and as those applicable to any other limited partners or non-managing members of the surviving entity and will include a right to redeem interests in the surviving entity for the consideration described in the preceding bullet or cash on similar terms as those in effect with respect to the common units immediately before the event, or, if common equity securities of the person controlling the surviving entity are publicly traded, such common equity securities.

We may also transfer all (but not less than all) of our interest in our operating partnership to an affiliate of us without the consent of any limited partner, subject to the rights of holders of any class or series of partnership interest.

In addition, any transferee of our interest in our operating partnership must be admitted as a general partner of our operating partnership, assume, by operation of law or express agreement, all of our obligations as general partner under the partnership agreement, accept all of the terms and conditions of the partnership agreement and execute such instruments as may be necessary to effectuate the transferee’s admission as a general partner.

We may not voluntarily withdraw as the general partner of our operating partnership without the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us) other than upon the transfer of our entire interest in our operating partnership and the admission of our successor as a general partner of our operating partnership.

LTIP Units

Our operating partnership is authorized to issue a class of units of partnership interest designated as “LTIP Units.” We may cause our operating partnership to issue LTIP Units to persons who provide services to or for the benefit of our operating partnership, for such consideration or for no consideration as we may determine to be appropriate, and we may admit such persons as limited partners of our operating partnership, without the approval or consent of any limited partner. Further, we may cause our operating partnership to issue LTIP Units in one or more classes or series, with such terms as we may determine, without the approval or consent of any limited partner. LTIP Units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of any award agreement relating to the issuance of the LTIP Units.

Conversion Rights

Vested LTIP Units are convertible at the option of each limited partner and some assignees of limited partners (in each case, that hold vested LTIP Units) into common units, upon notice to us and our operating partnership, to the extent that the capital account balance of the LTIP unitholder with respect to all of his or her LTIP Units is at least equal to our capital account balance with respect to an equal number of common units. We may cause our operating partnership to convert vested LTIP Units eligible for conversion into an equal number of common units at any time, upon at least 10 and not more than 60 days’ notice to the holder of the LTIP Units.

If we or our operating partnership is party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which common units are exchanged for or converted into the right, or holders of common units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause our operating partnership to convert any vested LTIP Units then eligible for conversion into common units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. Our operating partnership must use commercially reasonable efforts to cause each limited partner (other than a party to such a transaction or an affiliate of such a party) holding LTIP Units that will be converted into common units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such common units that each holder of common units receives in the transaction.

Transfer

Unless an applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of LTIP Units, LTIP Units are transferable to the same extent as common units, as described above in “—Transfers of Partnership Interests.”

Voting Rights

Limited partners holding LTIP Units are entitled to vote together as a class with limited partners holding common units and Performance Units on all matters on which limited partners holding common units are entitled to vote or consent, and may cast one vote for each LTIP Unit so held.

Adjustment of LTIP Units

If our operating partnership takes certain actions, including making a distribution of units on all outstanding common units, combining or subdividing the outstanding common units into a different number of common units or reclassifying the outstanding common units, we must adjust the number of outstanding LTIP Units or subdivide or combine outstanding LTIP Units to maintain a one-for-one conversion ratio and economic equivalence between common units and LTIP Units.

Performance Units

Our operating partnership is authorized to issue a class of units of partnership interest designated as “Performance Units.” We may cause our operating partnership to issue Performance Units to persons who provide services to or for the benefit of our operating partnership, for such consideration or for no consideration as we may determine to be appropriate, and we may admit such persons as limited partners of our operating partnership, without the approval or consent of any limited partner. Further, we may cause our operating partnership to issue Performance Units in one or more classes or series, with such terms as we may determine, without the approval or consent of any limited partner. Performance Units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of any award agreement relating to the issuance of the Performance Units.

Conversion Rights

Vested Performance Units are convertible at the option of each limited partner and some assignees of limited partners (in each case, that hold vested Performance Units) into common units, upon notice to us and our operating partnership, to the extent that the capital account balance of the Performance Unit unitholder with respect to all of his or her Performance Units is at least equal to our capital account balance with respect to an equal number of common units. We may cause our operating partnership to convert vested Performance Units eligible for conversion into an equal number of common units at any time, upon at least 10 and not more than 60 days’ notice to the holder of the Performance Units.

If we or our operating partnership is party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which common units are exchanged for or converted into the right, or holders of common units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause our operating partnership to convert any vested Performance Units then eligible for conversion into common units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. Our operating partnership must use commercially reasonable efforts to cause each limited partner (other than a party to such a transaction or an affiliate of such a party) holding Performance Units that will be converted into common units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such common units that each holder of common units receives in the transaction.

Transfer

Unless an applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of Performance Units, Performance Units are transferable to the same extent as common units, as described above in “—Transfers of Partnership Interests.”

Voting Rights

Limited partners holding Performance Units are entitled to vote together as a class with limited partners holding common units and LTIP Units on all matters on which limited partners holding common units are entitled to vote or consent, and may cast one vote for each Performance Unit so held.

Adjustment of Performance Units

If our operating partnership takes certain actions, including making a distribution of units on all outstanding common units, combining or subdividing the outstanding common units into a different number of common units or reclassifying the outstanding common units, we must adjust the number of outstanding Performance Units or subdivide or combine outstanding Performance Units to maintain a one-for-one conversion ratio and economic equivalence between common units and Performance Units.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required by the MGCL nor, unless our bylaws are amended, more than 15.

We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director so elected will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast in the election of directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has, by resolution, elected to opt out of the business combination provisions of the MGCL. We cannot provide you any assurance, however, that our board of directors will not opt to be subject to such business combination provision at any time in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to their control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power in the election of directors: (1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would cause the acquirer to be entitled to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by the board of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling by stockholders of a special meeting of stockholders.

We have elected by a provision in our charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our board of directors, either of our presidents, either of our chief executive officers or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

Amendments to Our Charter and Bylaws

Other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in the charter, our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions of our charter relating to the removal of directors or the vote required to amend such provisions may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by us or by any director or officer or other employee to us or to our stockholders, (c) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders must be held each year at a date, time and place determined by our board of directors. Special meetings of stockholders may be called by the chairman of our board of directors, either of our chief executive officers, either of our presidents and our board of directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors; or

•	provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The restrictions on ownership and transfer of our stock, the provisions of our charter regarding the removal of directors, the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our common stockholders. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Subtitle 8 of Title 3 of the MGCL providing for a classified board of directors, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement also provides that we, as general partner, and our directors, officers, employees, agents and designees are indemnified to the extent provided therein. See “Description of the Partnership Agreement of Rexford Industrial Realty, L.P.—Exculpation and Indemnification of General Partner.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Restrictions on Ownership and Transfer

Subject to certain exceptions, our charter provides that no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of our stock. For a fuller description of this and other restrictions on ownership and transfer of our stock, see “Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to be qualified as a REIT. Our charter also provides that our board of directors may determine that compliance with one or more of the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company and the purchase, ownership or disposition of our capital stock. Supplemental U.S. federal income tax considerations relevant to the ownership of certain securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. For purposes of this discussion, references to “we,” “our” and “us” mean only Rexford Industrial Realty, Inc. and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and holders of its capital stock. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or the effects of other U.S. federal tax laws, such as estate and gift tax laws, associated with the purchase, ownership, or disposition of our capital stock or our election to be taxed as a REIT.

You are urged to consult your tax advisor regarding the tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of our capital stock, including the United States federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for United States federal income tax purposes; and

•	potential changes in the applicable tax laws.

Taxation of Our Company

General

We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2013. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our federal income tax status as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2013, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our initial tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Treasury Regulations exclude from the application of this built-in gains tax any gain from the sale of property we acquire in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code. See “—Tax Liabilities and Attributes Inherited from Other Entities.”

•	Tenth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

•	Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or (for taxable years beginning after December 31, 2015) “redetermined taxable REIT subsidiary service income.” See “—Income Tests—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined taxable REIT subsidiary service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

•	Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our capital stock.

•	We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the ownership and transfer restrictions relating to our stock is contained in the discussion in this prospectus under the heading “Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our operating partnership and its subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described herein, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries

We currently own an interest in one taxable REIT subsidiary and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation, other than a REIT, in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” interest on obligations adequately secured by mortgages on real property, and certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•	We generally are not permitted to operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants, without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as the sole owner of the general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not appraised the relative values of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value of such property.

Income we receive that is attributable to the use of parking spaces at the properties will generally constitute rents from real property for purposes of the gross income tests if certain services we provide with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces meets these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) for taxable years beginning after December 31, 2015, new hedging transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income

Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the sole owner of the general partner of our operating partnership, we intend to cause our operating partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning its properties and to make occasional sales of the properties as are consistent with our investment objective. We do not intend, and do not intend to permit our operating partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or (for taxable years beginning after December 31, 2015) redetermined taxable REIT subsidiary service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined taxable REIT subsidiary service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Currently, our taxable REIT subsidiary does not provide any services to our tenants or conduct other material activities. However, a taxable REIT subsidiary of ours may in the future provide services to certain of our tenants and pay rent to us. We intend to set any fees paid to our taxable REIT subsidiaries for such services, and any rent payable to us by our taxable REIT subsidiaries, at arm’s length rates, although the amounts paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid, or on the excess rents paid to us.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds. For taxable years beginning after December 31, 2015, the term “real estate assets” also includes debt instruments of publicly offered REITs, personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Our operating partnership owns 100% of the securities of a corporation that has elected, together with us, to be treated as our taxable REIT subsidiary. So long as this corporation qualifies as our taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of its securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 25% (20% for taxable years beginning after December 31, 2017) of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value of such assets.

Fifth, for taxable years beginning after December 31, 2015, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets effective for taxable years beginning after December 31, 2015, as described above.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership or limited liability company) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company). For example, if we later cease to be the 100% owner (directly or indirectly) of our operating partnership, our indirect ownership of securities owned by the operating partnership will decrease, and such ownership may later increase as a result of our capital contributions to our operating partnership or as limited partners exercise any redemption/exchange rights. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS. Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our REIT taxable income; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation which was or had been a C corporation in a transaction in which our tax basis in the asset was less than the fair market value of the asset, in each case determined at the time we acquired the asset, within the five-year period following our acquisition of such asset. See “—Tax Liabilities and Attributes Inherited from Other Entities.”

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, unless (for distributions made in taxable years beginning after December 31, 2014) we qualify as a “publicly offered REIT,” the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. We believe that we are, and expect we will continue to be, a “publicly offered REIT.” To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our

REIT taxable income, as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as the sole owner of the general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate stockholders may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General

All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe are and will continue to be treated as disregarded entities or partnerships for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity.

Entity Classification

Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as disregarded entities or partnerships. For example, an entity that would otherwise be treated as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if the partnership satisfies one or more safe harbors set forth in Treasury Regulations under the Code. One such safe harbor relates to the amount of trading of interests in the partnership. Interests in a partnership would not be viewed as readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of the partnership transferred during any taxable year of the partnership does not exceed 2% of the total interests in the partnership’s capital or profits, subject to certain exceptions. For purpose of this 2% trading safe harbor, our interests in our operating partnership are excluded from the determination of the percentage interests in capital or profits of our operating partnership. In addition, this 2% trading safe harbor does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our operating partnership’s capital or profits. We, as general partner of our operating partnership, have the authority to take any steps we determine to prevent any trading of interests in our operating partnership that would cause our operating partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this

2% trading safe harbor. While we expect to satisfy this 2% trading safe harbor for certain of our taxable years, we have not satisfied this safe harbor (or any other safe harbor) for all of our prior years, and may fail to satisfy it (and the other safe harbors) in the future.

If our operating partnership or any of our other partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. We believe our operating partnership has satisfied the 90% qualifying income exception in every taxable year, and expect it to continue to satisfy that exception in the future. However, if our operating partnership (or to the extent applicable any of our other partnerships or limited liability companies) did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

We believe our operating partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes, and we do not anticipate that our operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation.

Allocations of Income, Gain, Loss and Deduction

A partnership agreement will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to the Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our operating partnership may, from time to time, acquire interests in property in exchange for interests in our operating partnership. In that case, the tax basis of these property interests will generally carry over to our operating partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that, if our operating partnership is treated as a partnership for federal income tax purposes, income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules

The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Prospective investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our shares.

Tax Liabilities and Attributes Inherited Through Merger or Acquisitions

From time to time, we may acquire C corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions. In the case of assets we acquire from a C corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the five-year period beginning on the date of the carry-over basis transaction, then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing result with respect to the recognition of gain assumes that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.

Our tax basis in the assets we acquire in a carry-over basis transaction may be lower than the assets’ fair market values at the time of such acquisition. This lower tax basis could cause us to have lower depreciation deductions and more gain on a subsequent sale of the assets, and to have a correspondingly larger required distribution of income or gain to our stockholders, than would be the case if we had directly purchased the assets in a taxable transaction. In addition, in such a carry-over basis transaction, we will succeed to any tax liabilities and earnings and profits of the acquired C corporation.

To qualify as a REIT, we must distribute any such earnings and profits by the close of the taxable year in which such transaction occurs. Any adjustments to the acquired corporation’s income for taxable years ending on or before the date of the transaction, including as a result of an examination of the corporation’s tax returns by the IRS, could affect the calculation of the corporation’s earnings and profits. If the IRS were to determine that we acquired earnings and profits from a corporation that we failed to distribute prior to the end of the taxable year in which the carry-over basis transaction occurred, we could avoid disqualification as a REIT by using “deficiency dividend” procedures. Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders as a dividend within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS.

We acquired Rexford Industrial Fund V REIT, LLC, or Fund V REIT, through a merger in which Fund V REIT did not survive. If Fund V REIT failed to qualify as a REIT for any of its taxable years, Fund V REIT would be liable for (and we, as the surviving corporation in the merger, would be obligated to pay) federal income tax on its taxable income at regular corporate rates. Furthermore, after the merger was effective, the asset and income tests applied to all of our assets, including the assets we acquired from Fund V REIT, and to all of our income, including the income derived from the assets we acquired from Fund V REIT. As a result, the nature of the assets that we acquired from Fund V REIT, and the income we derive from those assets, may have an effect on our tax status as a REIT. Also, if Fund V REIT failed to qualify as a REIT and had undistributed earnings and profits, we would be required to distribute such earnings and profits prior to the end of the year in which the merger occurred. See “—Tax Liabilities and Attributes Inherited from Other Entities” above. We may acquire additional REITs in the future, and any such acquisitions may raise similar issues.

We may acquire additional REITs in the future through an acquisition of the outstanding stock of any such REIT, and in which such REIT survives as our subsidiary. Provided that any such subsidiary REIT (a “Subsidiary REIT”) qualifies as a REIT, our ownership of stock in each such Subsidiary REIT will be treated as qualifying real estate assets for purposes of the REIT asset tests and any dividend income or gains derived by us from such Subsidiary REIT will generally be treated as income that qualifies for purposes of the REIT gross income tests. To qualify as a REIT, each Subsidiary REIT must independently satisfy the various REIT qualification requirements described in this summary. If any Subsidiary REIT were to fail to qualify as a REIT, and certain relief provisions do not apply, it would be treated as a regular taxable corporation and its income would be subject to U.S. federal income tax. In addition, a failure of any Subsidiary REIT to qualify as a REIT would have an adverse effect on our ability to comply with the REIT income and asset tests, and thus our ability to qualify as a REIT.

Federal Income Tax Considerations for Holders of Our Capital Stock

The following summary describes the principal federal income tax consequences to you of purchasing, owning and disposing of our capital stock. This summary assumes you hold shares of our capital stock as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	partnerships, pass-through entities and persons holding our capital stock through a partnership or other pass-through entity;

•	holders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	stockholders who receive capital stock through the exercise of employee stock options or otherwise as compensation;

•	non-U.S. governments and international organizations;

•	non-U.S. holders that are passive foreign investment companies or controlled foreign corporations;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates;

•	persons holding our capital stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar.

If you are considering purchasing our capital stock, you should consult your tax advisor concerning the application of federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our capital stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. holder,” we mean a beneficial owner of shares of our capital stock who, for federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If you hold shares of our capital stock and are not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes, you are a “non-U.S. holder.”

If a partnership or other entity treated as a partnership for federal income tax purposes holds shares of our capital stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of our capital stock are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Holders of Our Capital Stock

Distributions Generally

Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock.

To the extent that we make distributions on a class of our capital stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends

Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and, for taxable years beginning after December 31, 2015, may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long term capital gains which are to be included in our stockholders’ long term capital gains, based on the allocation of the capital gains amount which would have resulted if those undistributed long term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. holder of our shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Capital Stock

Except as described below under “—Taxation of Taxable U.S. Holders of Our Capital Stock—Redemption or Repurchase by Us,” if a U.S. holder sells or disposes of shares of capital stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the U.S. holder has held such capital stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of capital stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Redemption or Repurchase by Us

A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described above under “—Distributions Generally”) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. holder;

•	results in a “complete termination” of the U.S. holder’s stock interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder,

all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, shares of capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our capital stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally” above. A U.S. holder’s adjusted tax basis in the redeemed or repurchased shares will be transferred to the U.S. holder’s remaining shares of our capital stock, if any. If the U.S. holder owns no other shares of our capital stock, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. Proposed Treasury Regulations issued in 2009, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all. Prospective investors should consult their tax advisors regarding the federal income tax consequences of a redemption or repurchase of our capital stock.

If a redemption or repurchase of shares of our capital stock is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Our Capital Stock.”

Foreign Accounts

Certain future payments made to “foreign financial institutions” in respect of accounts of U.S. holders at such financial institutions may be subject to withholding at a rate of 30%. U.S. holders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our capital stock and the effective date of such provision. See “—Foreign Accounts.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income, or UBTI, to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our common stock is (and, we anticipate, will continue to be) publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Capital Stock

The following discussion addresses the rules governing federal income taxation of the purchase, ownership and disposition of our capital stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a

non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of our capital stock, including any tax return filing and other reporting requirements.

Distributions Generally

Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (through a U.S. permanent establishment, where applicable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business (through a U.S. permanent establishment, where applicable) will generally not be subject to withholding but will be subject to federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files with us an IRS Form W-8BEN or W-8BEN-E (or other applicable successor form) evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the stockholder’s capital stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such capital stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests

Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to federal income taxation, unless:

•	the investment in our capital stock is treated as effectively connected with the non-U.S. holder’s U.S. trade or business (through a U.S. permanent establishment, where applicable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (reduced by certain capital losses).

Pursuant to the Foreign Investment in Real Property Tax Act of 1980, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to any applicable alternative minimum tax, and any non-U.S. holder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above. We also will be required to withhold and to remit to the IRS 35% (or 20% to the extent provided in Treasury Regulations) of any distribution to non-U.S. holders to the extent attributable to gain from sales or exchanges by us of USRPIs. The amount withheld is creditable against the non-U.S. holder’s federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market, within the meaning of applicable Treasury Regulations, is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will generally be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of the capital stock held by stockholders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders would be able to offset as a credit against their federal income tax liability their proportionate share of the tax that we paid on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax that we paid exceeds their actual federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Sale of Our Capital Stock

Except as described below under “—Redemption or Repurchase by Us,” gain recognized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our capital stock generally will not be subject to federal income taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a U.S. real property holding corporation, or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our capital stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year period ending on the date of disposition of its stock less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our capital stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in our capital stock is treated as effectively connected with the non-U.S. holder’s U.S. trade or business (through a U.S. permanent establishment, where applicable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above, or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (reduced by certain capital losses). In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). The preceding sentence shall not apply to a non-U.S. holder if the non-U.S. holder did not own more than 5% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1) of the preceding sentence and the class of stock is “regularly traded” on an established securities market, within the meaning of applicable Treasury Regulations.

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our capital stock, gain arising from the sale or other taxable disposition by a non-U.S. holder of such stock would not be subject to federal income taxation under FIRPTA as a sale of a USRPI if:

•	such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

•	such non-U.S. holder owned, actually and constructively, 10% or less of such class of our stock throughout the five-year period ending on the date of the sale or exchange.

In addition, dispositions of our capital stock by qualified stockholders are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our capital stock. An actual or deemed disposition of our capital stock by such stockholders may also be treated as a dividend. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

If gain on the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, and if shares of our capital stock were not “regularly traded” on an established securities market, within the meaning of applicable Treasury Regulations, the purchaser of such capital stock would generally be required to withhold and remit to the IRS 10% (15% for dispositions occurring after February 16. 2016) of the purchase price.

Redemption or Repurchase by Us

A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. See “—Taxation of Taxable U.S. Holders of Our Capital Stock—Redemption or Repurchase by Us.” If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Taxation of Non-U.S. Holders of Our Capital Stock—Distributions Generally.” If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “—Taxation of Non-U.S. Holders of Our Capital Stock—Sale of Our Capital Stock.”

Information Reporting and Backup Withholding

U.S. Holders

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our common stock or proceeds from the sale or other taxable disposition of our common stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable successor form) or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is generally 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is generally 20%. However, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Medicare Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our capital stock.

Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities (including payments to U.S. holders who hold shares of our capital stock through such a foreign financial institution or non-U.S. entity). Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our capital stock in each case paid to a “foreign financial institution” or to a “non-financial foreign entity,” (each as defined in the Code) unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally applies to payments of dividends, and will apply to payments of gross proceeds from a sale or other disposition of capital stock on or after January 1, 2019. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the these withholding rules we may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our capital stock .

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any federal tax laws other than federal income tax laws. You should consult your tax advisor regarding the effect of state, local, non-U.S. and other tax laws with respect to our tax treatment as a REIT and an investment in our capital stock.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We or any of the selling securityholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution and terms, including any underwriters, dealers, agents or direct purchasers, the amount underwritten and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Certain legal matters with respect to the validity of shares of our capital stock and certain other legal matters relating to Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated and combined financial statements of Rexford Industrial Realty, Inc. appearing in Rexford Industrial Realty, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 including the schedule appearing therein, and the effectiveness of Rexford Industrial Realty’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated and combined financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated and combined financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The statement of revenues and certain expenses of the REIT Portfolio for the year ended December 31, 2015 appearing in Rexford Industrial Realty, Inc.’s Current Report on Form 8-K filed on April 11, 2016 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such statement of revenues and certain expenses are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                Shares

% Series B Cumulative Redeemable Preferred Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Morgan Stanley

                    , 2017